Exhibit 2.1
Execution Version
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
JUNIPER INDUSTRIAL HOLDINGS, INC.,
JANUS PARENT, INC.,
JIH MERGER SUB, INC.,
JADE BLOCKER MERGER SUB 1, INC.,
JADE BLOCKER MERGER SUB 2, INC.,
JADE BLOCKER MERGER SUB 3, INC.,
JADE BLOCKER MERGER SUB 4, INC.,
JADE BLOCKER MERGER SUB 5, INC.,
CLEARLAKE CAPITAL PARTNERS IV (AIV-JUPITER) BLOCKER, INC.,
CLEARLAKE CAPITAL PARTNERS IV (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.,
CLEARLAKE CAPITAL PARTNERS V (AIV-JUPITER) BLOCKER, INC.,
CLEARLAKE CAPITAL PARTNERS V (USTE) (AIV-JUPITER) BLOCKER, INC.,
CLEARLAKE CAPITAL PARTNERS V (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.,
JANUS MIDCO, LLC,
JUPITER MANAGEMENT HOLDINGS, LLC,
JUPITER INTERMEDIATE HOLDCO, LLC,
J.B.I., LLC,
THE THOMAS D. KOOS LIVING REVOCABLE TRUST
AND
CASCADE GP, LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE BLOCKER OWNERS AND THE COMPANY EQUITYHOLDERS
DATED AS OF DECEMBER 21, 2020

i

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Parent Revised Certificate of Incorporation
Exhibit C	Form of Parent Revised Bylaws
Exhibit D	Form of Surviving JIH Certificate of Incorporation
Exhibit E	Form of Surviving JIH Bylaws
Exhibit F	Sponsor Voting Agreement
Exhibit G	Form of Lock-Up Agreement

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of December 21, 2020 (the “Effective Date”), by and among (i) Janus Parent, Inc., a Delaware corporation (“Parent”), (ii) Juniper Industrial Holdings, Inc., a Delaware corporation (“JIH”), (iii) JIH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“JIH Merger Sub”), (iv) Jade Blocker Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 1”), (v) Jade Blocker Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 2”), (vi) Jade Blocker Merger Sub 3, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 3”), (vii) Jade Blocker Merger Sub 4, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 4”), (viii) Jade Blocker Merger Sub 5, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Blocker Merger Sub 5”, and together with Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4, the “Blocker Merger Subs” together with JIH, JIH Merger Sub, and Parent, the “Parent Parties”), (ix) Clearlake Capital Partners IV (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 1”), (x) Clearlake Capital Partners IV (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 2”), (xi) Clearlake Capital Partners V (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 3”), (xii) Clearlake Capital Partners V (USTE) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 4”), (xiii) Clearlake Capital Partners V (Offshore) (AIV-Jupiter) Blocker, Inc., a Delaware corporation (“Blocker 5”), and together with Blocker 1, Blocker 2, Blocker 3 and Blocker 4, the “Blockers”), (xiv) Janus Midco, LLC, a Delaware limited liability company (the “Company”), (xv) Jupiter Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), (xvi) Jupiter Intermediate Holdco, LLC, a Delaware limited liability company (“Holdco”), (xvii) J.B.I., LLC, a Georgia limited liability company (“JBI”), (xviii) The Thomas D. Koos Living Revocable Trust dated February 18, 2016 (“Koos Trust”), and (xix) Cascade GP, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners (as defined below) and the Company Equityholders (as defined below) (the “Equityholder Representative”). Each of the Parent, JIH, JIH Merger Sub, the Blocker Merger Subs, the Blockers, the Company, Management Holdings, Holdco, JBI, Koos Trust and the Equityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, JIH is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.
WHEREAS, Parent is a newly-formed entity, and was formed for the purpose of the Business Combination, and the Parties have agreed that it is desirable for Parent to register with the SEC to become a publicly traded company.
WHEREAS, JIH Merger Sub is a newly-formed, wholly-owned direct subsidiary of Parent, and was formed for the sole purpose of the JIH Merger (as defined below).
WHEREAS, each Blocker Merger Sub is a newly-formed, wholly-owned direct subsidiary of Parent, and was formed for the sole purpose of the applicable Blocker Merger (as defined below).
WHEREAS, subject to the terms and conditions hereof, JIH Merger Sub is to merge with and into JIH on the Closing Date, with JIH surviving as the surviving company and a wholly-owned subsidiary of Parent (the “JIH Merger”) pursuant to which the (i) JIH Public Shareholders will receive Parent Common Stock and Parent Warrants, and (ii) the Sponsor will receive Parent Common Stock, Parent Warrants and the Earnout Shares.
WHEREAS, on the Closing Date immediately following the JIH Merger, Clearlake Capital Partners IV (AIV-Jupiter) Mini-Master, L.P., a Delaware limited partnership (“Splitter 1”) will adopt an agreement and plan of liquidation pursuant to which, Splitter 1 will liquidate and distribute equity interests in Jupiter Topco, L.P., a Delaware limited partnership (“Topco”) to each of Clearlake Capital Partners IV GP, L.P., a Delaware limited partnership, Clearlake Capital Partners IV (AIV-Jupiter), L.P., a Delaware limited partnership, Blocker 1, and Blocker 2 (the “Splitter 1 Liquidation”).
WHEREAS, on the Closing Date immediately following the JIH Merger and simultaneous with the Splitter 1 Liquidation, Clearlake Capital Partners V (AIV-Jupiter) Mini-Master, L.P., a Delaware limited partnership (“Splitter 2”) will adopt an agreement and plan of liquidation pursuant to which Splitter 2 will liquidate and distribute equity interests in Topco to each of Clearlake Capital Partners V GP, L.P., a Delaware limited partnership, Clearlake Capital Partners V (AIV-Jupiter), L.P., a Delaware limited partnership, Blocker 3, Blocker 4, and Blocker 5 (the “Splitter 2 Liquidation”).

WHEREAS, on the Closing Date immediately following the Splitter 1 Liquidation and the Splitter 2 Liquidation, Holdco will distribute Company Units to Topco (the “Holdco Distribution”).
WHEREAS, on the Closing Date immediately following the Holdco Distribution, Topco will distribute Company Units to the Blockers in redemption of their respective equity interest in Topco (the “Topco Distribution and Redemption”).
WHEREAS, concurrently with the execution of this Agreement, each of Parent and JIH entered into those certain subscription agreements (each, a “Subscription Agreements”) listed on Schedule A with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of two hundred fifty million dollars ($250,000,000) in exchange for public equity in the form of 25,000,000 shares of Parent Common Stock (the “PIPE Investment”) on the Closing Date and on the terms and subject to the conditions set forth therein.
WHEREAS, on the Closing Date immediately following the Topco Distribution and Redemption simultaneously (a) Blocker Merger Sub 1 will merge with and into Blocker 1, with Blocker 1 as the surviving company and a wholly-owned subsidiary of Parent (the “Blocker 1 Merger”), (b) Blocker Merger Sub 2 will merge with and into Blocker 2 with Blocker 2 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 2 Merger”), (c) Blocker Merger Sub 3 will merge with and into Blocker 3, with Blocker 3 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 3 Merger”), (d) Blocker Merger Sub 4 will merge with and into Blocker 4, with Blocker 4 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 4 Merger”), and (e) Blocker Merger Sub 5 will merge with and into Blocker 5, with Blocker 5 as the surviving company and wholly-owned subsidiary of Parent (the “Blocker 5 Merger”, together with the Blocker 1 Merger, the Blocker 2 Merger, the Blocker 3 Merger, and the Blocker 4 Merger, the “Blocker Mergers”), and the Blocker Owners will receive the Blocker Merger Consideration and Parent Warrants in connection with the Blocker Mergers.
WHEREAS, on the Closing Date immediately following the Blocker Mergers, each of the Blockers will merge with and into Parent, with Parent as the surviving company (the “Parent Mergers”, together with the JIH Merger and the Blocker Mergers, the “Mergers”).
WHEREAS, on the Closing Date immediately following the Parent Mergers, each of the Company Class A Preferred Unitholders and Company Class B Common Unitholders (other than the Deemed Class B Common Unitholders) will contribute the Class A Preferred Rollover Units and the Class B Common Rollover Units to Parent in exchange for public equity in the form of Parent Common Stock and Parent Warrants (the “Contributions”).
WHEREAS, on the Closing Date immediately following the Contributions, each of the Company Equityholders will sell to JIH their respective Company Units (other than the Rollover Units) in exchange for the Company Class A Preferred Unitholder Cash Consideration, the Company Class B Preferred Unitholder Cash Consideration, and the Company Class B Common Unitholder Cash Consideration, as applicable (the “Company Units Sale”).
WHEREAS, on the Closing Date immediately following the Company Units Sale, Parent will contribute all of its Company Units to JIH (the “Subsequent Contribution”).
WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of Parent, JIH, JIH Merger Sub, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, the Company, Holdco, Management Holdings, JBI, Koos Trust, Blocker 1, Blocker 2, Blocker 3, Blocker 4 and Blocker 5 have approved and declared advisable entry into this Agreement, the JIH Merger, the Blocker Mergers, the Parent Mergers, the Contributions, Company Units Sale, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.
WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Parent, JIH, JIH Merger Sub, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, the Company, Holdco, Management Holdings, JBI, Koos Trust, Blocker 1, Blocker 2, Blocker 3, Blocker 4 and Blocker 5 have determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the JIH Merger, the Blocker Mergers, the Parent Mergers, the Contributions, the Company Units Sale and the other transactions contemplated hereby.

WHEREAS, simultaneously with the Closing, the Blocker Owners, the Sponsor, Parent and certain other parties thereto will enter into an Investor Rights Agreement in the form attached hereto as Exhibit A (the “Investor Rights Agreement”).
WHEREAS, simultaneously with the Closing, Parent, each Blocker Owner and each Company Stock Recipient will enter into the Lock-Up Agreement.
WHEREAS, simultaneously with the execution of this Agreement, the Sponsor, JIH and certain other parties thereto entered into the Sponsor Voting Agreement, which is attached hereto as Exhibit F (the “Sponsor Voting Agreement”).
WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, JIH shall provide an opportunity to its shareholders to exercise their rights to participate in the JIH Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable JIH Governing Documents in conjunction with, inter alia, obtaining the Required Vote.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.
“Accounting Principles” means (a) the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the unaudited balance sheet of the Company and its Subsidiaries as of September 26, 2020, and (b) to the extent not addressed in clause (a), GAAP.
“Actual Enterprise Value” means $1,804,000,000.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.
“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.
“Aggregate Cash Consideration” means an amount equal to (a) the Available Closing Date Equity, plus (b) the Cash and Cash Equivalents in excess of $5,000,000, minus (c) the Transaction Expenses (other than Pre-Paid Transaction Expenses) (in an amount not to exceed the Parent Expense Cap), minus (d) the Payoff Amount.
“Aggregate Closing Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness.
“Aggregate Equity Consideration” means an amount equal to (a) the Aggregate Closing Consideration, minus (b) the Aggregate Cash Consideration.
“Aggregate Permitted Acquisition Price Amount” means, without duplication, (i) (A) the aggregate amount of cash consideration paid by any Group Company prior to Closing in respect of all Permitted Acquisitions, minus (B) the amount paid by any Group Company in respect of cash of Permitted Acquisition Targets, plus (C) the amount of indebtedness of Permitted Acquisition Targets (as defined in the applicable purchase agreement governing such Permitted Acquisition, to the extent taken into account in the calculation of consideration, or that would constitute “Indebtedness” hereunder), plus (ii) the amount of transaction expenses paid on behalf of sellers or Permitted Acquisition Targets, plus (iii) the aggregate value (as set forth in the applicable definitive agreement governing such Permitted Acquisition or, if not so set forth, then as mutually agreed by the parties hereto) of all “rollover equity” issued, by the Company prior to the Closing Date in connection with the consummation of such Permitted Acquisitions.

“Allocable Percentage” means, with respect to each Blocker Owner and each Company Equityholder, the percentage set forth across from such Blocker Owner’s or Company Equityholder’s name on the Allocation Schedule under the heading “Allocable Percentage.”
“Allocation Schedule” means a schedule dated as of the Closing Date setting forth, (x) for each Company Equityholder and each Blocker Owner: (a) the name and payment instructions for such Company Equityholder or Blocker Owner, (b) (i) the number and type of Company Units held as of the Closing Date by such Company Equityholder or such Blocker Owner’s Blocker, as applicable, and (ii) the number and type of Equity Interests held in each Blocker by each Blocker Owner, (c) the Allocable Percentage for such Company Equityholder or Blocker Owner and, (d) (i) subject to any adjustments to the Aggregate Closing Consideration in accordance with the terms of this Agreement, for each Blocker Owner, the Blocker Merger Consideration for such Blocker Owner, (ii) for each Company Class A Preferred Unitholder, the Company Cash Consideration and Company Equity Consideration for such Company Class A Preferred Unitholder, (iii) for each Company Class B Preferred Unitholder, the Company Closing Cash Consideration for such Company Class B Preferred Unitholder and (iv) for each Company Class B Common Unitholder, the Company Cash Consideration and the Company Equity Consideration for such Company Class B Common Unitholder, and (y) for each JIH Public Shareholder (other than the Sponsor), the portion of the JIH Public Consideration (including the number of shares of Parent Common Stock and Parent Warrants) to which such JIH Public Shareholder is entitled as a result of the consummation of the JIH Merger pursuant to the terms of this Agreement.
“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Subscription Agreements, the Lock-Up Agreements, the Earnout Agreement, the Investor Rights Agreement and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.
“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the JIH Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit and calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the time of calculation) of JIH.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.
“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blockers to Parent concurrently with the execution and delivery hereof.
“Blocker Equity Interests” means the issued and outstanding limited liability company interests or other Equity Interest in a Blocker immediately prior to the Blocker Effective Time.
“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership), Section 5.7 (Brokerage) and Section 5.9 (Affiliate Transactions).
“Blocker Indebtedness” means, without duplication, with respect to any Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Blocker (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) any letters of credit, bankers acceptances or other obligation by which such Blocker assured a creditor against loss, in each case to the extent drawn upon or currently payable, (d) in respect of dividends declared or distributions required to be paid but unpaid, (e) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar

Contracts, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above, and (g) for any Blocker Tax Amount.
“Blocker Merger Consideration” means, with respect to each Blocker Owner, (a) (i) the number of shares of Parent Common Stock set forth opposite the name of such Blocker Owner on the Allocation Schedule, minus (ii) the Estimated Closing Blocker Indebtedness of such Blocker Owner’s Blocker, divided by the Reference Price, (b) the portion of the Aggregate Cash Consideration set forth opposite such Blocker Owner’s name on the Allocation Schedule, and (c) the number of Parent Warrants set forth opposite such Blocker Owner’s name on the Allocation Schedule.
“Blocker 1 Owner” means the owner of the Equity Interests of Blocker 1.
“Blocker 2 Owner” means the owner of the Equity Interests of Blocker 2.
“Blocker 3 Owner” means the owner of the Equity Interests of Blocker 3.
“Blocker 4 Owner” means the owner of the Equity Interests of Blocker 4.
“Blocker 5 Owner” means the owner of the Equity Interests of Blocker 5.
“Blocker Owners” means the Blocker 1 Owner, the Blocker 2 Owner, the Blocker 3 Owner, the Blocker 4 Owner, and the Blocker 5 Owner.
“Blocker Tax Amount” means, with respect to any Blocker, an amount (not less than zero) equal to the sum of the aggregate current accrued but unpaid income Tax liabilities of such Blocker attributable to any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date, calculated in a manner consistent with past practice (including reporting positions, elections and accounting methods) of such Blocker in preparing the relevant income Tax Returns (determined with respect to any Straddle Period in accordance with Section 10.1(b)), provided that such amounts shall be calculated (i) as of the end of the Closing Date but without regard to any transactions or events outside the Ordinary Course of Business occurring on the Closing Date and after the Closing, (ii) by including estimated (or other prepaid) income Tax payments, credits or other income Tax refunds, in each case, that have the effect of reducing (but not below zero) the current accrued but unpaid income Tax liability to which it relates, (iii) by taking into account any Transaction Tax Deductions, and (iv) by otherwise excluding (A) all deferred Tax liabilities and deferred Tax assets, (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Parent or JIH or any other transactions entered into by or at the direction of the Parent or JIH in connection with the transactions contemplated hereby and (C) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions.
“Blocker Written Consents” means, collectively, the written consents executed by all of the members or stockholders, as applicable, of each of the Blockers evidencing (a) the approval of this Agreement, such Blocker’s Blocker Merger and the other transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof, and (c) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers pursuant to Section 8.16.
“Business Combination” has the meaning ascribed to such term in JIH Governing Documents.
“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of California or the State of New York.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Blockers and the Group Companies) of the Blockers and the Group Companies as of the Measurement Time, in each case, calculated in accordance with the Accounting Principles; provided, that Cash and Cash Equivalents shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“Cash Consideration Percentage” means a fraction, expressed as a percentage, equal to (a) the Aggregate Cash Consideration, divided by (b) (i) the Aggregate Closing Consideration.
“Class A Preferred Rollover Units” means, with respect to each Company Class A Preferred Unitholder, a number of Company Class A Preferred Units held by such Company Class A Preferred Unitholder equal to the product of (a) such Company Class A Preferred Unitholder’s Total Class Preferred A Units, multiplied by (b) the Equity Consideration Percentage.
“Class A Preferred Units” has the meaning set forth in the Company LLCA.
“Class B Common Rollover Units” means, with respect to each Company Class B Common Unitholder (other than the Deemed Class B Common Unitholders), a number of Company Class B Common Units held by such Company Class B Common Unitholder equal to the product of (a) such Company Class B Common Unitholder’s Total Class B Common Units, multiplied by (b) the Equity Consideration Percentage.
“Class B Common Units” has the meaning set forth in the Company LLCA.
“Class B Preferred Units” has the meaning set forth in the Company LLCA.
“Clayton Act” means the Clayton Act of 1914.
“Clearlake Member” means each of the Persons set forth on Schedule 1.1(a).
“Closing” means the closing of the transactions.
“Closing Blocker Indebtedness” means the Blocker Indebtedness of each Blocker as of the Closing, calculated in accordance with the Accounting Principles applicable to the Blockers.
“Closing Company Indebtedness” means the Company Indebtedness as of the Closing, calculated in accordance with the Accounting Principles.
“Closing Date” means the date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Cash Consideration” means collectively, the aggregate amount of the Company Class A Preferred Unitholder Cash Consideration, the Company Class B Preferred Unitholder Cash Consideration and the Company Class B Common Unitholder Cash Consideration for all Company Equityholders.
“Company Class A Preferred Unitholder” means each holder (other than the Blockers prior to the Parent Merger and Parent after the Parent Merger) of Class A Preferred Units.
“Company Class A Preferred Unitholder Cash Consideration” means, with respect to each Company Class A Preferred Unitholder, an amount in cash equal to (a) the product of the Aggregate Cash Consideration, multiplied by (b) such Company Class A Preferred Unitholder’s Allocable Percentage.
“Company Class B Common Unitholder” means each holder (other than Parent after the Parent Merger) of Class B Common Units. In its sole discretion, the board of managers of the Company may elect to treat the counterparties to the agreements set forth in items (b)(i)(1)-(3) of Schedule 4.3 (the “Deemed Class B Common Unitholders”) as Class B Common Unitholders and, upon such election, such Persons shall be deemed to be Class B Common Unitholders for purposes of this Agreement, including in respect of the Company Cash Consideration and the Company Equity Consideration payable to Company Class B Common Unitholders hereunder.
“Company Class B Common Unitholder Cash Consideration” means, with respect to each Company Class B Common Unitholder, an amount in cash equal to (a) the Aggregate Cash Consideration, multiplied by (b) such Company Class B Common Unitholder’s Allocable Percentage.
“Company Class B Preferred Unitholder” means each holder (other than the Blockers prior to the Parent Mergers and Parent after the Parent Mergers) of Class B Preferred Units.

“Company Class B Preferred Unitholder Consideration” means, with respect to each Company Class B Preferred Unitholder, (a) the product of the Aggregate Cash Consideration, multiplied by (b) such Company Class B Preferred Unitholder’s Allocable Percentage.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.
“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, stay, deferred compensation, commission, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case whether written or otherwise enforceable, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.
“Company Equity Consideration” means, (a) with respect to each Company Class A Preferred Unitholder, (i) a number of shares of Parent Common Stock equal to (x) such Company Class A Preferred Unitholder’s Allocable Percentage of the Aggregate Equity Consideration, divided by (y) the Reference Price, and (ii) and the number of Parent Warrants set forth opposite such Class B Unitholder’s name on the Allocation Schedule, and (b) with respect to each Company Class B Common Unitholder, (i) a number of shares of Parent Common Stock equal to (x) such Company Class B Unitholder’s Allocable Percentage of the Aggregate Cash Consideration, divided by (y) the Reference Price, in each case, as set forth in the Allocation Schedule and (ii) and the number of Parent Warrants set forth opposite such Class A Unitholder’s name on the Allocation Schedule.
“Company Equityholders” means the Company Class A Preferred Unitholders, Company Class B Preferred Unitholders and Company Class B Common Unitholders.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.3 (Capitalization), Section 4.13 (Brokerage) and Section 4.20 (Affiliate Transactions).
“Company Indebtedness” means, without duplication, with respect to the Group Companies on a consolidated basis, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (d) in respect of dividends declared or distributions payable but unpaid, (e) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above, (g) for the avoidance of doubt, any obligations described in the foregoing clauses (a) through (f) above acquired in connection with the acquisition of a Person in a Permitted Acquisition, and (h) for any Company Tax Amount. For the avoidance of doubt, Company Indebtedness (other than the Company Tax Amount, which shall be computed in accordance with such defined term) will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included in the calculation of Transaction Expenses (including Pre-Paid Transaction Expenses).
“Company LLCA” means the Second Amended and Restated Operating Agreement of the Company, dated as of February 12, 2018.
“Company Sale Consideration” means (a) the Company Cash Consideration and (b) the Company Equity Consideration.
“Company Stock Recipient” means any Company Equityholder that is entitled to receive shares of Parent Common Stock at the Closing in connection with the transactions contemplated by this Agreement.
“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Tax Amount” means an amount (not less than zero) equal to the sum of the aggregate current accrued but unpaid income Tax liabilities of the Group Companies attributable to any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date, calculated in a manner consistent with past practice (including reporting positions, elections and accounting methods) of the Group Companies in preparing the relevant income Tax Returns (determined with respect to any Straddle Period in accordance with Section 10.1(b)), provided that such amounts shall be calculated (i) as of the end of the Closing Date but without regard to any transactions or events outside the Ordinary Course of Business occurring on the Closing Date and after the Closing, (ii) by including estimated (or other prepaid) income Tax payments credits or other income Tax refunds, in each case, that have the effect of reducing (but not below zero) the current accrued but unpaid income Tax liability to which it relates, (iii) by taking into account any Transaction Tax Deductions, and (iv) by otherwise excluding (A) all deferred Tax liabilities and deferred Tax assets, (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Parent or JIH or any other transactions entered into by or at the direction of the Parent or JIH in connection with the transactions contemplated hereby and (C) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions.
“Company Unitholder” means each Company Class A Preferred Unitholder, Company Class B Preferred Unitholder and Company Class B Common Unitholder, which collectively includes the Blocker, Management Holdings, Holdco, JBI and Koos Trust.
“Company Units” means the Class A Preferred Units, Class B Preferred Units, and the Class B Common Units.
“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Blocker or any Group Company, which upon consummation thereof, would result in any Blocker or any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of any Blocker or the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Blocker or any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby or in connection with a Permitted Acquisition and as permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by either a Blocker or any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, for any Permitted Acquisition), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Blocker or any Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Equityholder, Blocker Owner, Blocker, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).
“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by Parent, the Company Equityholders, Blocker or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 14, 2020 among JIH and the Company.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof and/or related or associated epidemics, pandemics, or disease outbreaks.
“Credit Agreements” means (i) that certain ABL Credit and Guarantee Agreement, dated as of February 12, 2018 (as may be further amended, restated, amended and restated, supplemented or modified from time to time), by and among Janus Intermediate, LLC, as holdings, Janus International Group, LLC, as parent borrower, the other borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent and (ii) the First Lien Credit Facility.
“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.
“Default” means, with respect to any Credit Agreement, a “Default” or an “Event of Default” as defined in such Credit Agreement.
“Disclosure Schedules” means the Parent Disclosure Schedules, the Blocker Disclosure Schedules and the Company Disclosure Schedules.
“Earnout Agreement” means that certain Earnout Agreement to be entered into at the Closing by and between Parent and Sponsor and containing substantially the terms set forth on Schedule 1.1(b).
“Earnout Shares” means 2,000,000 shares of Parent Common Stock, which Earnout Shares shall automatically upon issuance to the Sponsor in accordance with the terms of this Agreement at the JIH Effective Time become subject to the restrictions set forth in the Earnout Agreement.
“Enterprise Value” means the Actual Enterprise Value plus the Aggregate Permitted Acquisition Price Amount.
“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.
“Equity Consideration Percentage” means an amount, expressed as a percentage, equal to (a) one hundred percent (100%), minus (b) the Cash Consideration Percentage.
“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in Parent in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.
“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.
“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Shares” means shares of JIH Common Stock, if any, (i) held in the treasury of JIH or (ii) for which a JIH Shareholder has demanded that JIH redeem such shares of JIH Class A Common Stock.
“Executives” means Scott Sannes and Ramey Jackson.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.
“First Lien Credit Facility” means that certain First Lien Credit and Guarantee Agreement, dated as of February 12, 2018 (as amended by that certain Incremental Amendment No. 1 to the First Lien Credit and Guarantee Agreement, dated as of March 1, 2019, by that certain Incremental Amendment No. 2 to the First Lien Credit and Guarantee Agreement, dated as of August 12, 2019, and as may be further amended, restated, amended and restated, supplemented or modified from time to time) by and among Janus Intermediate, LLC, as holdings, Janus International Group, LLC, as borrower, the subsidiary guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch as administrative agent and collateral agent.
“Flow-Through Tax Return” means any income Tax Return filed by or with respect to any Group Company if (i) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return, and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of any direct or indirect owners of any Group Company, including, for the avoidance of doubt, any Tax Return required to be filed on IRS Form 1065 (or any similar state or local Tax Return).
“Form S-4” means the Registration Statement on Form S-4 containing a proxy statement/prospectus to be filed with the SEC by JIH in connection with the JIH Shareholder Meeting, including any amendments thereto.
“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties set forth in Article IV, Article V or Article VI, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Governmental Plan” means any statutory plan maintained or administered by a Governmental Entity outside of the United States and to which any Group Company is required to contribute.
“Group Companies” means, collectively, the Company and the Company Subsidiaries.
“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, without duplication, with respect to any Person other than a Group Company or a Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) owed under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above.
“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto, and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software and Databases, and (g) all other similar proprietary rights.
“Interested Party” means the Company Equityholders, the Blocker Owners, the Blockers, and any of their respective directors, executive officers or Affiliates (other than any Group Company).
“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Group Companies.
“JIH Class A Common Stock” means shares of Class A common stock of JIH, par value $0.0001 per share.
“JIH Class B Common Stock” means shares of Class B common stock of JIH, par value $0.0001 per share.
“JIH Common Stock” means JIH Class A Common Stock and JIH Class B Common Stock, collectively.
“JIH Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of JIH and its subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay JIH from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on JIH or its subsidiaries.
“JIH Public Consideration” means 34,500,000 shares of Parent Common Stock and 17,250,000 Parent Warrants.
“JIH Public Shareholder” means any JIH Shareholder other than the Sponsor.
“JIH SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by JIH with the SEC, including the Form S-4, Additional JIH Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.
“JIH Share Redemption” means the election of an eligible holder of shares of JIH Class A Common Stock (as determined in accordance with the applicable JIH Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of JIH Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable JIH Governing Documents and the Trust Agreement) in connection with the JIH Shareholder Meeting.

“JIH Shareholder Meeting” means a general meeting of the JIH Shareholders to vote on JIH Shareholder Voting Matters.
“JIH Shareholder Voting Matters” means the Required JIH Shareholder Voting Matters and the Other JIH Shareholder Voting Matters.
“JIH Shareholders” means the holders of the JIH Class A Common Stock, JIH Class B Common Stock or JIH Warrants.
“JIH Sponsor Consideration” means 6,625,000 shares of Parent Common Stock (excluding the Earnout Shares), 5,075,000 Parent Warrants and the Earnout Shares.
“JIH Warrant Agreement” means that certain Warrant Agreement, dated as of November 13, 2019, by and between JIH and the Trustee, as warrant agent.
“JIH Warrants” means the issued and outstanding warrants to purchase shares of JIH Class A Common Stock at an exercise price of $11.50 per JIH Warrant, whether or not redeemable by JIH.
“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, (b) as used in the phrase “to the Knowledge of such Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of such Blocker, including after reasonable due inquiry and (c) as used in the phrase “to the Knowledge of the Parent” or phrases of similar import means the actual knowledge of Brian Cook or Roger Fradin, including after reasonable due inquiry.
“Latest Balance Sheet Date” means September 26, 2020.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).
“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.
“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.
“Lock-Up Agreement” means a Lock-Up Agreement to be entered into by and among Parent, each Blocker Owner and each Company Stock Recipient at the Closing in substantially the form attached hereto as Exhibit G.
“Lookback Date” means the date which is three (3) years prior to the Effective Date.
“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, solely with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a)), (B) taken by any Group Company at the express direction of Parent, the Sponsor or any Affiliate thereof or (C) not taken by the Company in compliance with Section 7.1 as a result of Parent’s failure to consent to such action pursuant to Section 7.1); (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); (xi) any failure in and of itself to complete one or more Permitted Acquisitions once the definitive agreement with respect thereto has been executed (it being understood that the underlying event, circumstance or state of facts with respect to the Group Companies giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (xii) the announcement or pendency of the transactions contemplated hereby; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii) and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.
“Material Suppliers” means the top ten (10) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the twelve (12) months ended September 26, 2020.
“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.
“Ordinary Course of Business” means, with respect to any Person, (a) any action taken by such Person in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such Person in good faith in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Pandemic Measure, in each case with respect to this clause (b) in connection with or in response to COVID-19.
“Ordinary Course Tax Sharing Agreement” means any commercial agreement with customary tax indemnification terms entered into in the ordinary course of business of which the principal subject matter is not Tax.
“Other JIH Shareholder Voting Matters” means (a) the adoption and approval of the EIP, (b) the adoption and approval of a proposal for the adjournment of JIH Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (c) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, JIH Shareholders in the Form S-4.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Group Companies.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity, in each case, in connection with or in response to COVID-19.
“Parent Board” means, at any time, the board of directors of the Parent.
“Parent Common Stock” means the common stock of Parent, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Parent Governing Documents.

“Parent Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Parent or JIH (or any Affiliate or Subsidiary of Parent or JIH) and any party other than the Company or the Company Unitholders, other than the actual or announced pursuit, incorporation or initial public offering of a blank-check company incorporated for the purpose of acquiring on or more operating companies in a business combination by Affiliates of the Sponsor.
“Parent Disclosure Schedules” means the Disclosure Schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.
“Parent Expense Cap” means in respect of Transaction Expenses (including Pre-Paid Transaction Expenses), an amount not to exceed the specific amount in respect of each such Transaction Expense (including Pre-Paid Transaction Expenses) set forth on Schedule 1.1(c).
“Parent Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention), Section 6.3 (Capitalization), Section 6.6 (Brokerage) and Section 6.6 (Trust Account).
“Parent Governing Documents” means the certificate of incorporation of Parent and the bylaws of Parent, as in effect at such time.
“Parent Revised Bylaws” means the amended and restated bylaws of Parent in the form attached hereto as Exhibit C.
“Parent Revised Certificate of Incorporation” means the certificate of incorporation of Parent in the form attached hereto as Exhibit B.
“Parent Warrants” means warrants to purchase shares of Parent Common Stock at an exercise price of $11.50 per Parent Warrant.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permitted Acquisition” means any acquisition by any Group Company set forth on Schedule 1.5 or consented to by Parent pursuant to Section 8.21. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Permitted Acquisition requires any Group Company to pay or issue consideration in excess of $5,000,000 (including any contingent or deferred consideration), such transaction shall not constitute a Permitted Acquisition pursuant to the terms of this Agreement and shall require the prior written consent of JIH.
“Permitted Acquisition Target” means the Person or Persons, assets or liabilities acquired (whether through stock purchase, merger, asset purchase or otherwise) in connection with a Permitted Acquisition.
“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, other similar Liens of record affecting title to the property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof, (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made on the Financial Statements in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, regulating the use or occupancy of such Real Property and promulgated by any Governmental Entity having jurisdiction over the Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Real Property or the operation of the business thereon, (g) Liens arising under in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens, (i) Liens created by non-exclusive licenses granted to customers in the Ordinary Course of Business in any Owned Intellectual Property, and (j) those Liens set forth on Schedule 1.6.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Personal Information” means information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual or household, or that relates to an identified or identifiable individual, including, e-mail address, social security number, personal financial account number, driver’s license number, or government issued identification number, and any information defined as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.
“PIPE Investor” means any Person (other than JIH and Parent) that has executed a Subscription Agreement.
“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.
“Pre-Paid Transaction Expenses” means all fees, costs, expenses and other payments paid by Parent, JIH, any Merger Sub, any Blocker, any Group Company, the Equityholder Representative, or any Company Equityholder prior to the Closing Date, in each case as set forth on Schedule 1.1(d).
“Premium Cap” has the meaning set forth in Section 8.13(b)(i).
“Privacy and Security Requirements” means any and all of the following to the extent relating to Personal Information or the Processing thereof by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all applicable Laws, including Privacy Laws, (b) obligations of any Group Company under Contracts to which it is a party or by which it is otherwise bound, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.
“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws
“Privacy Policies” means all current and former written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.
“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).
“Profits Interest Units” means the Class B Common Units of the Company granted pursuant the applicable Profits Interest Unit grant agreement, subject to the terms of the Company LLCA.
“Real Property” means all Owned Real property identified in Schedule 4.7(a)(i) and all Leased Real Property identified in Schedule 4.7(b)(i).
“Reference Price” means $10.00.
“Required JIH Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of Parent Revised Certificate of Incorporation, and (c) the adoption and approval of the issuance of shares of Parent Common Stock

(including the Earnout Shares) in connection with the transactions contemplated hereby, including the PIPE Investment, as may be required under the Stock Exchange listing requirements.
“Required Vote” means the affirmative vote of JIH Shareholders set forth in the Form S-4 to the extent required to approve the required JIH Shareholders Voting Matters.
“Rollover Units” means collectively, the Class A Preferred Rollover Units and the Class B Common Rollover Units.
“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.
“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Security Incident” means any cyber or security incident, the unauthorized access, use, disclosure, modification or destruction of information or interference, other Processing, or any other breach of security, phishing incident, ransomware or malware attack by a Third Party to any IT Assets, Personal Information or Trade Secret, including those collected, used or held for use on the IT Assets.
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Software” means all computer software programs, data and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing.
“Sponsor” means Juniper Industrial Sponsor, LLC.
“Sponsor Letter Agreement” means that certain Letter Agreement, dated as of November 7, 2019, by and among JIH, the Sponsor and the other parties thereto.
“Sponsor Registration and Stockholder Rights Agreement” means that certain Registration and Stockholder Rights Agreement, dated as of November 13, 2019, by and among JIH, the Sponsor and other parties thereto.
“Stock Exchange” means the New York Stock Exchange.
“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, minimum, capital gains, user, lease, franchise, capital, estimated, goods and services, or other taxes, assessments, duties, imposts, levies, escheat or unclaimed property obligations, or similar charges, including all interest, penalties and additions imposed with respect to any of the foregoing, imposed by (or otherwise payable to) any Governmental Entity.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.
“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Transaction Expenses” means the (i) Pre-Paid Transaction Expenses and (ii) to the extent not paid as of the Closing by Parent, JIH, any Merger Sub, any Blocker, any Group Company, the Equityholder Representative, or any Company Equityholder:
(a)all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by Parent or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Parent’s or JIH’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;
(b)all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Group Companies, the Blocker Owners, the Blockers, the Equityholder Representative or the Company Equityholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;
(c)any fees, costs and expenses incurred or payable by Parent, the Sponsor, the Blocker Owners, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;
(d)any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, in whole or in part, as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto in each case;
(e)all fees, costs and expenses paid or payable pursuant to the Tail Policy;
(f)all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;
(g)all fees, costs and expenses paid or payable to the Transfer Agent; and

(h)any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction.
“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, JIH or the Sponsor or their relevant Affiliates), including, without duplication, (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar or other compensatory payments made by any Group Company prior to the Measurement Time; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; and (iii) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) of this definition paid by any Group Company on or prior to the Closing Date; and (iv) the payment of any Transaction Expenses. The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Trust Account” means the trust account established by JIH pursuant to the Trust Agreement.
“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated of November 13, 2019, by and between JIH and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.
“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
Section 1.2Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Additional JIH Filings	Section 8.10(f)
Affiliated Transactions	Section 4.20
Agreement	Preamble
Allocation	Section 10.1(g)
Antitrust Laws	Section 8.8(c)
Assets	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Authorized Action	Section 14.1(b)
Blocker 1	Preamble
Blocker 1 Merger	Recitals
Blocker 2	Preamble
Blocker 2 Merger	Recitals
Blocker 3	Preamble

Blocker 3 Merger	Recitals
Blocker 4	Preamble
Blocker 4 Merger	Recitals
Blocker 5	Preamble
Blocker 5 Merger	Recitals
Blocker Affiliated Transactions	Section 5.9
Blocker Bring-Down Certificate	Section 11.2(d)
Blocker Certificates of Merger	Section 2.2(b)
Blocker Effective Time	Section 2.2(b)
Blocker Letter of Transmittal	Section 3.3(a)
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Sub 4	Preamble
Blocker Merger Sub 5	Preamble
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blocker Owned Company Equity Interests	Section 5.4(b)
Blockers	Preamble
Cancelled Equity Interests	Section 3.1(f)
CBA	Section 4.9(a)(i)
Claims	Section 13.9
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.10(g)
Closing Press Release	Section 8.10(g)
Company	Preamble
Company Bring-Down Certificate	Section 11.2(d)
Company Equity Interests	Section 4.3(a)
Company Sale Closing	Section 2.2(a)
Company Units Sale	Recitals
Competing Buyer	Section 8.19
Contributions	Recitals
Contributions Closing	Section 2.2(a)
control	Section 1.1
D&O Provisions	Section 8.13(a)
Data Room	Section 13.5
Deemed Class B Common Unitholders	Section 1.1
DGCL	Recital
Disclosing Party	Section 1.1
DLLCA	Recitals
Effective Date	Preamble
EIP	Section 8.4
Environmental Permits	Section 4.17

Equity Financing	Section 1.1
Equityholder Materials	Section 3.3(b)
Equityholder Representative	Preamble
Estimated Aggregate Closing Consideration	Section 3.2(b)(ii)
Estimated Closing Blocker Indebtedness	Section 3.2(b)(i)
Estimated Closing Statement	Section 3.2(b)(ii)
Final Allocation	Section 10.1(g)
Financial Statements	Section 4.4(a)
Foreign Plan	Section 4.15(e)
Holdco	Preamble
Holdco Distribution	Recitals
Indemnified Persons	Section 8.13(a)
Insurance Policies	Section 4.15(b)
Intended Tax Treatment	Section 10.1(e)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IPO	Section 13.9
IRS	Section 4.15(a)
JBI	Preamble
JIG	Section 4.4(e)
JIH	Preamble
JIH Balance Sheet	Section 6.11(c)
JIH Certificate of Merger	Section 2.2(b)
JIH Effective Time	Section 2.2(b)
JIH Merger	Recitals
JIH Merger Closing	Section 2.2(a)
JIH Merger Sub	Preamble
JIH Preferred Stock	Section 6.3(d)
JIH Public Securities	Section 6.9
JOBS Act	Section 6.10
Koos Trust	Preamble
Management Holdings	Preamble
Material Contract	Section 4.9(b)
Material Customer	Section 4.9(c)
Material Leases	Section 4.7
Mergers	Recitals
Non-Party Affiliate	Section 13.14
OFAC	Section 1.1
Outside Date	Section 12.1(c)
Parent	Preamble
Parent Bring-Down Certificate	Section 11.3(c)
Parent Certificates of Merger	Section 2.2(d)
Parent Contribution Amount	Section 3.2(e)(i)
Parent Effective Time	Section 2.2(d)
Parent Equity Interests	Section 6.16

Parent Merger Closing	Section 2.2(a)
Parent Mergers	Recitals
Parent Parties	Preamble
Parent Party Written Consents	Section 8.18
Parent Warrant Agreement	Section 8.26(a)
Parties	Preamble
Party	Preamble
Payoff Amount	Section 3.2(e)(ii)
PCAOB Financial Statements	Section 8.10(h)
Permits	Section 4.17(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Premium Cap	Section 8.13(b)(ii)
Privileged Communications	Section 13.16
Prospectus	Section 13.9
Public Stockholders	Section 13.9
Recipient	Section 1.1
Section 16	Section 8.25
Seller Group	Section 13.16
Signing Form 8-K	Section 8.10(b)
Signing Press Release	Section 8.10(b)
Splitter 1	Recitals
Splitter 1 Liquidation	Recitals
Splitter 2	Recitals
Splitter 2 Liquidation	Recitals
Sponsor Letter Agreement Amendment	Section 8.26(b)
Sponsor Registration and Stockholders Rights Amendment	Section 8.26(c)
Sponsor Voting Agreement	Recitals
Subscription Agreements	Recitals
Subsequent Contribution	Recitals
Surviving Blocker 1	Section 2.1(b)
Surviving Blocker 2	Section 2.1(c)
Surviving Blocker 3	Section 2.1(d)
Surviving Blocker 4	Section 2.1(e)
Surviving Blocker 5	Section 2.1(f)
Surviving Blocker Interests	Section 3.1(b)(i)
Surviving Blockers	Section 2.1(f)
Surviving JIH	Section 2.1(a)
Surviving Parent	Section 2.1(g)
Tail Policy	Section 8.13(b)(ii)
Tax Accounting Firm	Section 10.1(g)
Tax Contest	Section 10.1(i)
Tax Positions	Section 10.1(h)
Topco	Recitals

Topco Distribution and Redemption	Recitals
Total Individual Blocker Merger Consideration	Section 3.1(b)(ii)
Trade Controls	Section 4.21(a)
Trade Secret	Section 1.1
Transaction Expenses Amount	Section 3.2(e)(iii)
Trust Amount	Section 6.7
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Waived 280G Benefits	Section 8.16

Article II
THE MERGERS; CLOSING
Section 1.1Closing Transactions; Mergers; Contributions and Company Units Sale.
(a)The JIH Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the JIH Effective Time, JIH Merger Sub shall be merged with and into JIH. As a result of the JIH Merger, the separate corporate existence of JIH Merger Sub shall cease, and JIH shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as “Surviving JIH”).
(b)The Blocker 1 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 1 shall be merged with and into the Blocker 1. As a result of the Blocker 1 Merger, the separate corporate existence of Blocker Merger Sub 1 shall cease, and the Blocker 1 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 1”).
(c)The Blocker 2 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 2 shall be merged with and into the Blocker 2. As a result of the Blocker 2 Merger, the separate corporate existence of Blocker Merger Sub 2 shall cease, and the Blocker 2 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 2”).
(d)The Blocker 3 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 3 shall be merged with and into the Blocker 3. As a result of the Blocker 3 Merger, the separate corporate existence of Blocker Merger Sub 3 shall cease, and the Blocker 3 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 3”).
(e)The Blocker 4 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 4 shall be merged with and into the Blocker 4. As a result of the Blocker 4 Merger, the separate corporate existence of Blocker Merger Sub 4 shall cease, and the Blocker 4 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 4”).
(f)The Blocker 5 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time and after the JIH Merger, Blocker Merger Sub 5 shall be merged with and into the Blocker 5. As a result of the Blocker 5 Merger, the separate corporate existence of Blocker Merger Sub 5 shall cease, and the Blocker 5 shall continue as the surviving company and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Blocker 5” and together with the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3 and the Surviving Blocker 4, the “Surviving Blockers”).

(g)The Parent Mergers. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at Parent Effective Time and immediately after the Blocker Mergers, each of (i) the Surviving Blocker 1, (ii) the Surviving Blocker 2, (iii) Surviving Blocker 3, (iv) the Surviving Blocker 4 and (v) the Blocker 5 shall be merged with and into Parent. As a result of the Parent Mergers, the separate corporate existence of each of (v) the Surviving Blocker 1, (w) the Surviving Blocker 2, (x) the Surviving Blocker 3, (y) the Surviving Blocker 4 and (z) the Surviving Blocker 5 shall cease, and Parent shall continue as the surviving company (sometimes referred to, in such capacity, as “Surviving Parent”).
(h)The Company Contributions. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, immediately after the Parent Mergers, the parties shall cause the Contributions to occur.
(i)The Company Units Sale. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, on the Closing Date immediately following the Contributions, the parties shall cause the Company Units Sale to occur.
(j)The Subsequent Contribution. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, on the Closing Date immediately following the Company Units Sale, Parent will cause the Subsequent Contribution to occur.
Section 1.2Closing; Effective Time.
(a)The closing of the JIH Merger (the “JIH Merger Closing”), the closing of the Blocker Mergers (“Blocker Merger Closing”), the closing of the Parent Mergers (the “Parent Merger Closing”), the closing of the Contributions (the “Contributions Closing”), the closing of the Company Units Sale (the “Company Sale Closing”), and the closing of the other transactions contemplated hereby (together with the Blocker Merger Closing, the Parent Merger Closing, the Contributions Closing, and the Company Sale Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth (4th) Business Day after the conditions set forth in Article XI have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).
(b)On the Closing Date, the Parties shall cause the JIH Merger to be consummated simultaneously by filing a certificate of merger (the “JIH Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “JIH Effective Time”).
(c)On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated simultaneously by filing certificates of merger (the “Blocker Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).
(d)On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Parent Mergers to be consummated by filing certificates of merger (the “Parent Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Parent Effective Time”).
Section 1.3Effects of the Mergers.
(a)At the JIH Effective Time, the effect of the JIH Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the JIH Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of JIH Merger Sub shall vest in JIH, and all debts, liabilities, duties and obligations of JIH and JIH Merger Sub shall become the debts, liabilities, duties and obligations of Surviving JIH.

(b)At the Blocker Effective Time, the effect of the Blocker 1 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 1 and Blocker Merger Sub 1 shall vest in the Surviving Blocker 1, and all debts, liabilities, duties and obligations of Blocker 1 and Blocker Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 1.
(c)At the Blocker Effective Time, the effect of the Blocker 2 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 2 and Blocker Merger Sub 2 shall vest in the Surviving Blocker 2, and all debts, liabilities, duties and obligations of Blocker 2 and Blocker Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 2.
(d)At the Blocker Effective Time, the effect of the Blocker 3 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 3 and Blocker Merger Sub 3 shall vest in the Surviving Blocker 3, and all debts, liabilities, duties and obligations of Blocker 3 and Blocker Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 3.
(e)At the Blocker Effective Time, the effect of the Blocker 4 Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 4 and Blocker Merger Sub 4 shall vest in the Surviving Blocker 4, and all debts, liabilities, duties and obligations of Blocker 4 and Blocker Merger Sub 4 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 4.
(f)At the Blocker Effective Time, the effect of the Blocker 5 Merger shall be as provided in the applicable provisions of the DGCL and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 5 and Blocker Merger Sub 5 shall vest in the Surviving Blocker 5, and all debts, liabilities, duties and obligations of Blocker 5 and Blocker Merger Sub 5 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 5.
(g)At the Parent Effective Time, the effect of the Parent Mergers shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at Parent Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of each of (i) the Surviving Blocker 1, (ii) the Surviving Blocker 2, (iii) the Surviving Blocker 3, (iv) the Surviving Blocker 4 and (v) the Surviving Blocker 5 and Parent shall vest in Surviving Parent, and all debts, liabilities, duties and obligations of each of (v) the Surviving Blocker 1, (w) the Surviving Blocker 2, (x) the Surviving Blocker 3, (y) the Blocker 4 and (z) the Surviving Blocker 5 and the Parent shall become the debts, liabilities, duties and obligations of Surviving Parent.
Section 1.4Governing Documents.
(a)At the JIH Effective Time, the certificate of incorporation and bylaws of JIH in effect immediately prior to the JIH Effective Time shall be amended and restated in the forms attached hereto as Exhibit D and Exhibit E, respectively, which, from and after the JIH Effective Time, shall be the certificate of incorporation and bylaws of Surviving JIH until duly amended in accordance with their respective terms and the DGCL.
(b)At the Blocker Effective Time, the certificates of incorporation and bylaws of each of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5 shall be amended and restated in the forms of the certificates of incorporation and bylaws of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, and Merger Sub 5, respectively, as in effect immediately prior to the Blocker Effective Time until duly amended in accordance with their respective terms and the DGCL.
(c)At the Parent Effective Time, the Governing Documents of the Parent in effect immediately prior to the Parent Effective Time shall be amended and restated in the forms attached hereto as Exhibit B and Exhibit C, which, from and after the Parent Effective Time, shall be the Governing

Documents of Surviving Parent until duly amended in accordance with their respective terms and the DGCL.
Section 1.5Directors and Officers.
(a)At the Blocker Effective Time, (i) (x) the managers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, Merger Sub 5 prior to the Blocker Effective Time shall be the initial managers of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, as applicable and (ii) the officers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, and Merger Sub 5 immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, each to hold office in accordance with the Governing Documents of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5.
(b)Effective as of the Closing, (i) the Sponsor and the Equityholder Representative shall cooperate such that the board of directors of Parent shall be composed as set forth in the Investor Rights Agreement, to serve in accordance with the Governing Documents of Parent, and (ii) such board of directors of Parent shall appoint the officers of Parent to be effective from and after the Closing, to serve in accordance with the Governing Documents of Parent.
Article III
CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION;
CLOSING DELIVERIES
Section 1.1Conversion of Securities; Contribution.
(a)The JIH Merger. At the JIH Effective Time, by virtue of the JIH Merger and without any action on the part of any Party or JIH Shareholder, (i) each share of capital stock of JIH Merger Sub that is issued and outstanding immediately prior to the JIH Effective Time shall cease to be outstanding and shall be converted into one validly issued share of capital stock of Surviving JIH, and (ii) each share of JIH Common Stock (other than any Excluded Shares, which shall not constitute JIH Common Stock hereunder) and each JIH Warrant that was outstanding immediately prior to the JIH Effective Time shall cease to be outstanding and shall be converted into, (A) with respect to each share of JIH Common Stock and JIH Warrant owned by the Sponsor, the right to receive the JIH Sponsor Consideration, and (B) with respect to each share of JIH Common Stock or JIH Warrant owned by a JIH Public Shareholder, as applicable, the right to receive the portion of the JIH Public Consideration payable to each such JIH Public Shareholder as set forth in the Allocation Schedule. As a result of the consummation of the JIH Merger, Parent shall, in accordance with Section 2.3, directly own all of the Equity Interests in Surviving JIH.
(b)The Blocker Mergers.
(i)Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each share of capital stock of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4 and Blocker Merger Sub 5 that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued share of capital stock of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, and shall constitute the total amount of issued and outstanding shares of capital stock of the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Blocker 4, and the Surviving Blocker 5, respectively, as of immediately following the Blocker Effective Time. After the Blocker Mergers, Parent shall own all of the issued and outstanding shares of capital stock, as applicable, of each Surviving Blocker (such shares of capital stock, the “Surviving Blocker Interests”).
(ii)Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, the Equity Interests of each Blocker that are issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon each Blocker Owner’s execution of a Blocker Letter of Transmittal, shall be converted into the right to receive (A) the Blocker Merger

Consideration for such Blocker as set forth on the Allocation Schedule, and (B) any cash in lieu of any fractional share (clauses (A) and (B) together, the “Total Individual Blocker Merger Consideration”). No holder of Blocker Equity Interests, when so converted pursuant to this Section 3.1(b)(ii), shall have any further rights with respect thereto.
(c)Parent Mergers. At the Parent Effective Time, by virtue of the Parent Mergers and without any action on the part of any Party, each Surviving Blocker Interest that is issued and outstanding immediately prior to the Parent Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding. In connection with the Parent Mergers, Parent shall, in accordance with Section 2.3(g), directly own all of the Company Units held by the Surviving Blockers immediately prior to the Parent Effective Time.
(d)Contributions and Exchanges. Immediately following the consummation of the Parent Mergers, (i) each Company Class A Preferred Unitholder shall (other than Parent) (and, subject only to the consummation of the Closing, hereby does) contribute to Parent all rights, title and interest in and to all of the Class A Preferred Rollover Units held by such Company Class A Preferred Unitholder, free and clear of all Encumbrances, and in exchange therefor, Parent shall (and subject only to the consummation of the Closing, hereby does) issue to such Company Class A Preferred Unitholder, the portion of the Company Equity Consideration and number of Parent Warrants, in each case set forth opposite such Company Class A Preferred Unitholder’s name on the Allocation Schedule, and (ii) each Company Class B Common Unitholder shall (and, subject only to the consummation of the Closing, hereby does) contribute to Parent all rights, title and interest in and to all of Class B Common Rollover Units held by such Company Class B Common Unitholder, free and clear of all Encumbrances, and in exchange therefor, Parent shall (and subject only to the consummation of the Closing, hereby does) issue to such Company Class B Common Unitholder (including the Deemed Class B Common Unitholders), the portion of the Company Equity Consideration and the number of Parent Warrants, in each case set forth opposite such Company Class B Common Unitholder’s name on the Allocation Schedule.
(e)Company Units Sale. Immediately following the consummation of the transactions contemplated by Section 3.1(d), each Company Equityholder shall (and, subject only to the consummation of the Closing, hereby does) sell, assign, transfer and deliver to Surviving JIH, and Surviving JIH shall purchase, acquire and accept delivery from such Company Equityholder of, all rights, title and interest in all of such Company Equityholders’ Company Units (other than the Rollover Units), as applicable. In consideration for the foregoing sale of the Company Units (other than the Rollover Units), Surviving JIH shall pay the Company Cash Consideration to the Company Equityholders as follows (and Parent shall pay any cash in lieu of any fractional share in accordance with Section 3.3(c)):
(i)with respect to any Company Class A Preferred Units (other than Class A Preferred Rollover Units) held by a Company Equityholder other than Parent: in the aggregate with respect to all such Company Class A Preferred Units held by such Company Equityholder, the Company Class A Preferred Equityholder Cash Consideration;
(ii)with respect to any Company Class B Preferred Units held by a Company Equityholder other than Parent in the aggregate with respect to all such Company Class B Preferred Units held by such Company Equityholder, the right to receive the Company Class B Preferred Equityholder Cash Consideration; and
(iii)with respect to any Company Class B Common Units (assuming all applicable performance based vesting criteria are met) (other than Class B Common Rollover Units) held by a Company Equityholder (including Company Class B Common Units deemed to be held by Deemed Class B Common Unitholders) other than Parent: in the aggregate with respect to all such Company Class B Common Units held by such Company Equityholder, the right to receive the Company Class B Common Equityholder Cash Consideration.
(f)Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any Equity Interests of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

Section 1.2Estimated Merger Consideration.
(a)The aggregate consideration payable with respect to the Blocker Mergers, the Contributions and the Company Units Sale taken together, shall consist of (i) the Blocker Merger Consideration, plus (ii) the Company Sale Consideration.
(b)Estimated Blocker Merger Consideration; Estimated Closing Blocker Indebtedness; Estimated Aggregate Closing Consideration.
(i)No later than four (4) Business Days prior to the Closing, each Blocker shall deliver to the Company and Parent a good faith estimate of such Blocker’s Closing Blocker Indebtedness (such Blocker’s “Estimated Closing Blocker Indebtedness”).
(ii)No later than four (4) Business Days prior to the Closing, the Company shall deliver to Parent: (i) a good faith estimate of the Company Sale Consideration (the “Estimated Aggregate Closing Consideration”) pursuant to which the Company shall (A) use the Actual Enterprise Value and (B) estimate (1) the amount of Cash and Cash Equivalents, (2) the amount of Closing Company Indebtedness, and (3) the Aggregate Permitted Acquisition Price Amount, and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, the Company will provide Parent, its accountants and other representatives with a reasonable opportunity to review the Estimated Closing Statement and the Company shall consider in good faith Parent’s, its accountant’s and its other representative’s reasonable comments thereto (or to any component thereof) (it being understood that Parent’s approval of the Estimated Closing Statement will not be a condition to Parent’s obligation to consummate the transactions contemplated hereunder and the Company shall have no obligation to revise the Estimated Closing Statement to reflect any comments provided by Parent, its accountants or its other representatives). The Equityholder Representative (on behalf of the Blocker Owners and the Company Equityholders) hereby acknowledges and agrees that Parent may rely upon the Allocation Schedule, and in no event will Parent or any of its Affiliates (including JIH and the Company after the Closing) have any liability to any Blocker Owner, Company Equityholder or other Person with respect to the allocation of the Blocker Merger Consideration or Company Sale Consideration payable under this Agreement or pursuant to the Mergers or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule.
(c)Payment of the Blocker Merger Consideration. At the Effective Time, Parent shall (A) cause the Transfer Agent to provide to each Blocker Owner immediately prior to the Effective Time, evidence of book-entry shares representing the number of whole shares of Parent Common Stock to which such Blocker Owner is entitled pursuant to Section 3.1(b)(ii) and (B) cause the Transfer Agent to pay an amount in cash equal to the amount to which such Blocker Owner is entitled to pursuant to Section 3.1(b)(ii), by wire transfer of immediately available funds to the account such Blocker Owner has identified in such Blocker Owner’s Blocker Letter of Transmittal. It is expressly understood and agreed that the delivery of the shares of Parent Common Stock and payment of cash under this Section 3.2(c), shall be in full satisfaction of Parent’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Parent and its Affiliates shall have no liability to the Equityholder Representative, any Blocker Owner, any Blocker or any other Person for any amounts in respect of the same.
(d)Payment of the Company Sale Consideration. At the Effective Time, Parent shall (A) cause the Transfer Agent to provide to each Company Class A Preferred Unitholder and each Company Class B Common Unitholder immediately prior to the Effective Time, evidence of book-entry shares representing the number of whole shares of Parent Common Stock, pursuant to Section 3.1(d) and (B) cause the Transfer Agent to pay an amount in cash equal to the amount each Company Equityholder is entitled to pursuant to Section 3.1(e), by wire transfer of immediately available funds to the account such Company Equityholder has identified in such Company Equityholder’s Equityholder Materials. It is expressly understood and agreed that the delivery of the shares of Parent Common Stock and payment of cash under this Section 3.2(d), shall be in full satisfaction of Parent’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Parent and its Affiliates shall have no liability to the Equityholder Representative, any Company Equityholder or any other Person for any amounts in respect of the same.
(e)Parent Contribution; Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, at the Closing:

(i)Surviving JIH shall contribute to the Company, as a capital contribution (A) cash in the amount of Available Closing Date Equity (after giving effect to the JIH Share Redemptions), less (B) the sum of (1) the Aggregate Cash Consideration and (2) the aggregate amount payable by Parent in lieu of any fractional share of Parent Common Stock (the “Parent Contribution Amount”).
(ii)Parent shall cause the Company to pay or to cause to pay, out of the Parent Contribution Amount, a repayment under the First Lien Credit Facility in an amount required to decrease the remaining principal balance thereof to $573,000,000 (such amount the “Payoff Amount”); and
(iii)Parent shall cause the Company to pay or to cause to pay, out of the Parent Contribution Amount, the Transaction Expenses in an amount not to exceed the Parent Expense Cap (provided that each item set forth on such Schedule 1.1(c) shall not individually exceed the amount set forth on such schedule) to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”).
Section 1.3Exchange Procedures for Blocker Owners
(a)Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or the Parent shall cause the Transfer Agent to mail or otherwise deliver, to each Blocker Owner entitled to receive such Blocker Owner’s Total Individual Blocker Merger Consideration pursuant to Section 3.1(b)(ii), a letter of transmittal in the form as may be reasonably agreed to among the Company, the Parent and the Transfer Agent prior to the Closing (the “Blocker Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, if applicable. In the event that at least three (3) Business Days prior to the Closing Date, a Blocker Owner does not deliver to the Transfer Agent a duly executed and completed Blocker Letter of Transmittal then such failure shall not alter, limit or delay the Closing; provided, that such Blocker Owner shall not be entitled to receive its Blocker Merger Consideration until such Person delivers a duly executed and completed Blocker Letter of Transmittal to the Transfer Agent. Upon delivery of such duly executed Blocker Letter of Transmittal of such Blocker Owner to the Transfer Agent, such Blocker Owner shall be entitled to receive, subject to the terms and conditions hereof, the Blocker Merger Consideration in respect of its Equity Interest which shall be referenced in such Blocker Letter of Transmittal. Until surrendered as contemplated by this Section 3.3(a), each Blocker Equity Interest shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Total Individual Blocker Merger Consideration to which such Blocker Owner is entitled pursuant to this Article III.
(b)Company Equityholder Materials. Prior to the Closing, (i) each Company Equityholder shall deliver, or cause to be delivered, not less than three (3) Business Days prior to the Closing Date, (A) wiring instructions for the amounts payable to such Company Equityholder pursuant to Section 3.2(d), (B) duly executed counterparts to the Investor Rights Agreement and (C) a letter agreement in the form as may be reasonably agreed to by and among the Company and the Company Equityholder, pursuant to which each Company Equityholder shall appoint the Equityholder Representative as its agent and representative as set forth in Section 14.1, and (ii) the Company Stock Recipients deliver, or cause to be delivered, not less than three (3) Business Days prior to the Closing Date, duly executed counterparts to the Lock-Up Agreement (such materials described in clauses (i) and (ii), collectively, the “Equityholder Materials”). The Company and the Blockers shall use their commercially reasonable efforts to cause such Equityholder Materials to be timely delivered to Parent in accordance with the immediately preceding sentence.
(c)Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Parent Common Stock shall be issued in exchange for Blocker Equity Interests or Company Units. In lieu of the issuance of any such fractional share, Parent shall pay to each Blocker Owner or Company Equityholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Article III.
Section 1.4Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:
(a)to Parent, the Rollover Units in accordance with Section 3.1(d);

(b)to Parent, all of the Company Equityholders’ Company Units (other than the Rollover Units) in accordance with Section 3.1(e);
(c)to Parent, duly executed counterparts of the Investor Rights Agreement, executed by the Clearlake Member;
(d)to Parent, duly executed counterparts of the Lock-Up Agreement, executed by each Blocker Owner and each Company Stock Recipient;
(e)to Parent evidence of the termination of the Affiliated Transactions pursuant to Section 8.15;
(f)to Parent, from each Company Unitholder (that is not otherwise a Blocker), a duly executed IRS Form W-9 (it being understood that Parent’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.7); and
(g)to Parent, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company.
Section 1.5Blocker Closing Deliveries. At the Closing, each Blocker shall deliver, or shall cause to be delivered, the following:
(a)to Parent, duly executed counterparts of the Investor Rights Agreement, executed by each of the Blocker Owners;
(b)to Parent, a duly executed Blocker Bring-Down Certificate from an authorized Person of each Blocker;
(c)to Parent, evidence of the termination of the Blocker Affiliated Transactions pursuant to Section 8.15;
(d)to Parent, a duly executed certificate, dated as of the Closing Date, from such Blocker stating that such Blocker is not, and has not been at any time during the five (5) year period preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such certificate in form and substance conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), together with an executed notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2) (it being understood that Parent’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.7); and
(e)to Parent, duly executed counterparts of each of the Blocker Merger Certificates; and
(f)to Parent, all certificates, if any, representing Blocker Equity Interests of such Blocker.
Section 1.6Parent Deliveries. At Closing, Parent shall deliver, or shall cause to be delivered, the following:
(a)to each Company Equityholder, (i) the shares Parent Common Stock issuable to such Company Equityholder in respect of the Company Units held by such Company Equityholder pursuant to the Company Units Sale as provided in Section 2.1(i), which shares of Parent Common Stock shall not be certificated, and (ii) any cash in lieu of any fractional share of Parent Common Stock payable to such Company Equityholder;
(b)to each Blocker Owner and the Company, the JIH Certificate of Merger, executed by each of JIH and JIH Merger Sub;
(c)to each Blocker Owner, such Blocker Owner’s Total Individual Blocker Merger Consideration;

(d)to the Company, a duly executed counterpart to each of (i) the Investor Rights Agreement, (ii) the Lock-Up Agreement and (iii) the Parent Warrant Agreement, (iv) the Sponsor Letter Agreement Amendment and (v) the Sponsor Registration and Stockholders Rights Amendment;
(e)to the Company, a duly executed Earnout Agreement from Parent and Sponsor;
(f)to the Company, a duly executed Parent Bring-Down Certificate from an authorized Person of Parent; and
(g)to the Company and each Blocker, a duly executed copy of each Blocker Certificate of Merger and each Parent Certificate of Merger.
Section 1.7Withholding. The Parties shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that each Party will (and Parent will cause the Transfer Agent to), prior to any deduction or withholding, use commercially reasonable efforts to (A) notify the Equityholder Representative of any anticipated withholding, except with respect to any compensatory wage payments or as a result of any failure to deliver the certificates described in Section 3.4(f) and Section 3.5(d), (B) consult with the Equityholder Representative in good faith to determine whether such deduction or withholding is required under applicable Law, and (C) cooperate with the Equityholder Representative to minimize the amount of any such applicable deduction or withholding. To the extent that such deducted or withheld amounts are so paid over to or deposited with the applicable Taxing Authority, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding were made.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
As an inducement to the Parent Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Group Company Disclosure Schedules, the Company represents and warrants to the Parent Parties as follows:
Section 1.1Organization; Authority; Enforceability.
(a)The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.
(b)Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.
(c)Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(d)The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.
(e)The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 1.2Non-contravention. Except as set forth on Schedule 4.2, and subject to the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Parent Parties’ representations and warranties in Section 6.2 and in Section 6.10, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; (e) result in a Default under any Credit Agreements; or (f) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (f), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.
Section 1.3Capitalization.
(a)Schedule 4.3(a) sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.
(b)Except as set forth on Schedule 4.3(b) or for this Agreement or the Company LLCA:
(i)there are no outstanding options, phantom equity, equity appreciation rights, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);
(ii)the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;
(iii)the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;
(iv)there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and
(v)the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.
(c)All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law.
(d)Schedule 4.3(d) sets forth, as of the Effective Date, (i) a list of all outstanding Profits Interest Units, (ii) the name of each holder of Profits Interest Units, (iii) the total number of Class B

Common Units subject to each Profits Interest Unit, (iv) the vesting schedule, (v) the applicable participation threshold or hurdle attributable to each Profits Interest Unit, and (vi) the intended treatment of such Profits Interest Units in connection with the transactions contemplated by this Agreement. Each Profits Interest Unit constitutes a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43, and an election under Section 83(b) of the Code has been made with respect to each award of Profits Interest Units.
(e)Schedule 4.3(e)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.
Section 1.4Financial Statements; No Undisclosed Liabilities.
(a)Attached as Schedule 4.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)the audited consolidated balance sheet of the Company and its Subsidiaries as of December 28, 2019 and December 29, 2018 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and
(ii)the unaudited consolidated balance sheet of the Company as of September 26, 2020 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine-month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).
(b)Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).
(c)The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.
(e)Except as set forth on Schedule 4.4(e), (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of Janus Intermediate, LLC, (B) has no assets other than 100% of the limited liability company interests of Janus Intermediate, LLC, (C) has no Liabilities and (ii) Janus Intermediate, LLC (A) was formed solely for the purpose of holding 100% of the limited liability company interests of Janus International Group, LLC (“JIG”), (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of JIG and Cash, (C) has no assets other than 100% of the limited liability company interests of JIG and Cash and has never engaged in any other activities other than incident to its ownership of JIG.
(f)Except as set forth on Schedule 4.4(f), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities specifically reflected and adequately reserved against in the Audited Financial Statements or specifically identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.
(g)No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.
(h)No Default exists and is continuing under any Credit Agreement.
Section 1.5No Material Adverse Effect. Since the date of the Unaudited Balance Sheet through the Effective Date, there has been no Material Adverse Effect.
Section 1.6Absence of Certain Developments. Except as set forth on Schedule 4.6, since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require JIH’s consent in accordance with Section 7.1.
Section 1.7Real Property.
(a)Schedule 4.7(a)(i) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (A) the applicable Group Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (B) except as set forth in Schedule 4.7(a)(ii), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Parent Parties pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein.
(b)Schedule 4.7(b)(i) sets forth a true, correct and complete list of all Leases with annual rental payments of over $500,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 4.7(b)(ii), with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (ii) such Material Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the Knowledge of the Company there are no disputes with respect to such Material Lease; (iv) no Group Company is currently in breach or default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a breach or default by the Group Company under any Material Lease; (v) to the Knowledge of the Group Company, no breach or default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a breach or default by any counterparty to any such Material Lease; and (vi) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to JIH a true, correct and complete copy of all Material Leases.
(c)The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies.
Section 1.8Tax Matters. Except as set forth on Schedule 4.8,
(a)All material Tax Returns required to be filed under applicable Tax Law by or with respect to each Group Company have been timely filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Each Group Company has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.
(b)There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to any Group Company, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.
(c)Outside of the Ordinary Course of Business, no Group Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.
(d)No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).
(e)Each Group Company is, and has been since formation, treated as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and all applicable state and local income Tax purposes.
(f)No Group Company will be required to include a material item of income, or exclude a material item of deduction, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal or state or local income Tax purposes; (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a ”closing agreement” entered into with any Taxing Authority under Section 7121 of the Code (or any similar agreement with any Taxing Authority) on or prior to the Closing Date.
(g)There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.
(h)No Group Company has ever been a member of any Affiliated Group (other than such an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor or by operation of Law. No Group Company is party to or bound by any tax sharing, indemnification or allocation agreement or arrangement, except for any Ordinary Course Tax Sharing Agreement.
(i)No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years.
(j)There are no material amounts due and payable by any Group Company to any Governmental Entity as a result of escheat or unclaimed property obligations under applicable Law.
Section 1.9Contracts.
(a)Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:
(i)collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);
(ii)Contract with any Material Customer or Material Supplier (excluding any purchase orders);
(iii)written Contract for the employment or engagement of any directors, officers, employees or individual independent contractors providing for an annual base compensation in excess of two hundred fifty thousand dollars ($250,000) ;
(iv)Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of one million five hundred thousand dollars ($1,500,000);
(v)Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;
(vi)Contract to which the Group Companies are a party with respect to any Intellectual Property that grants a license to any Group Company to use any third party Intellectual Property, or grants a license to any other Person to use any Owned Intellectual Property (in each case, other than Contracts relating to unmodified, commercially available off-the-shelf Software licensed on commercially-available terms for less than one million dollars ($1,000,000) in annual fees or Contracts granting non-exclusive licenses to customers, vendors, distributors, suppliers, or resellers of any Group Company entered into in the Ordinary Course of Business); or (y) under which any Person has developed any Intellectual Property for the Group Companies, other than agreements with employees entered into in the Ordinary Course of Business on standard forms of agreements;
(vii)Contract (x) entered into within the five year period preceding the date hereof, for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts), or (y) that restricts the use or licensing of any Owned Intellectual Property;
(viii)Contract providing for any Group Company to make any capital contribution to, or other investment in, any Person, in an amount in excess of one million dollars ($1,000,000);
(ix)Contract providing for aggregate future payments to or from any Group Company in excess of five million dollars ($5,000,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;
(x)joint venture, partnership, strategic alliance or similar Contract, except for any partnership or strategic alliance Contracts or non-exclusive reseller agreement entered into in the

Ordinary Course of Business on a Group Company form reseller agreement, a copy of which has been made available to JIH;
(xi)power of attorney;
(xii)Contract that limits or restricts any Group Company (or after the Closing, JIH or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;
(xiii)Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement in excess of one million dollars ($1,000,000) annually; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;
(xiv)Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business) in each case, that generated or is expected to generate annual recurring revenue in fiscal year 2020 or fiscal year 2021 in excess of one million dollars ($1,000,000);
(xv)Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 30, 2017, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date;
(xvi)any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed one million dollars ($1,000,000);
(xvii)any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed five hundred thousand dollars ($500,000);
(xviii)any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of one million dollars ($1,000,000) annually or two million dollars ($2,000,000) over the life of the Contract;
(xix)Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;
(xx)material interest rate, currency, or other hedging Contracts;
(xxi)Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business;
(xxii)Contract concerning confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to JIH, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);
(xxiii)Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination,

sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;
(xxiv)Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 30, 2017, other than sales of inventory in the Ordinary Course of Business;
(xxv)Contract involving the payment of any earn-out or similar contingent payment on or after the date hereof; and
(xxvi)Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.
(b)Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, JIH a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.
(c)Schedule 4.9(c) sets forth a complete and accurate list of the names of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended December 28, 2019 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since December 28, 2019, (x) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Customer.
(d)Schedule 4.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since December 28, 2019, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.
Section 1.10Intellectual Property.
(a)The former and current products, services and operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 4.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice, or been subject to any Proceeding, alleging any such infringement, misappropriation or other violation of any Intellectual Property rights of any Person (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned

Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.
(b)Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in or necessary for the business of such Group Company as currently conducted, free and clear of all Liens other than Permitted Liens. Schedule 4.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, including all domain names, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is valid, subsisting and, to the Knowledge of the Company, enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned.
(c)Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets and any other material confidential information owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. No current or former founder, employee, contractor or consultant of any Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.
(d)The IT Assets are materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.
(e)Each item of Intellectual Property owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect.
(f)Except as set forth on Schedule 4.10(f) the Group Companies have not experienced any Security Incidents since the Lookback Date and none of the Group Companies is aware of any written or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a Security Incident. None of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident or other suspected unauthorized access to or use of any IT Asset, Personal Information, Owned Intellectual Property or Software included in the Owned Intellectual Property.
(g)Except as set forth on Schedule 4.10(g), the Group Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements since the Lookback Date. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed and used by the Group Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Group Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Group Companies.
(h)The Group Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies.
(i)The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.
(j)No source code that constitutes Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL,
AGPL, SSPL or other open source software license) in a manner that has or would require any public distribution of any Software, create material obligations any Group Company’s rights to use or license Software included in the Owned Intellectual Property, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.
(k)The key terms with respect to licensing of Intellectual Property (e.g., non-perpetual term, restrictions on sublicensing, absence of a source code license) contained in the customer Contracts provided to JIH in the Data Room are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Group Companies in the Ordinary Course of Business. No vendor, distributor, supplier, or reseller Contracts to which the Group Companies are a party contain a grant to the applicable vendor, distributor, supplier, or reseller of a perpetual Intellectual Property license or a license to source code.
Section 1.11Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to JIH Shareholders; (d) the time of JIH Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by JIH or its Affiliates for inclusion therein; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).
Section 1.12Litigation. Except as set forth on Schedule 4.12, since the Lookback Date, there have been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened by or against or affecting any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to the Group Companies, taken as a whole.

Section 1.13Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Parent Parties or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 1.14Labor Matters.
(a)The Company has delivered to the Parent Parties a complete (anonymized) list of all employees, workers and individual consultants and contractors of each of the Group Companies as of October 1, 2020 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, leave status and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities. Except as set forth on Schedule 4.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.
(b)No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred since the Lookback Date. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges, material grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, arbitrations, or other material labor disputes against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. All material liabilities of Group Companies arising from social compensation plans have been met in full and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.
(c)Except as set forth in Schedule 4.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. There are no obligations or commitments on the part of the Group Companies to maintain a certain number of employees (employment guarantees). Except as set forth in Schedule 4.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d)Since the Lookback Date, (i) no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company, and (ii) to the Knowledge of the Company, each third party providing individuals to any Group Company on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws.
(e)Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).
(f)To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies. No senior executive or employee with annualized base compensation at or above $100,000 of any Group Company has provided oral or written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.
(g)Since the Lookback Date, the Group Companies have promptly, thoroughly, and impartially investigated all sexual harassment or other discrimination or retaliation allegations of which any of them has Knowledge. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and to the Knowledge of the Company, there are no allegations which have been made relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.
(h)No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Company Group related to COVID-19.
Section 1.15Employee Benefit Plans.
(a)Schedule 4.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has provided to JIH true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.
(b)Except as set forth on Schedule 4.15(b), no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree, post-ownership or post-

employment health or life insurance or any other retiree, post-ownership or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage. No Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability(including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.
(c)Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding or claim (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Each “defined contribution plan” (as defined in Section 3(34) of ERISA) that was previously maintained, merged into another plan or terminated by any Group Company was at any relevant time merged into another plan or terminated, as applicable, in accordance with such plan’s terms and the requirements of all applicable Laws, including ERISA and the Code and Treasury Regulation Section 1.401(k)-1(d)(4)(i) in all material respects, and none of the Group Companies has any current or outstanding material Liability with respect to any such prior plan.
(d)Except as set forth on Section 4.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event (whether contingent or otherwise) would, directly or indirectly, (i) result in any payment (whether in cash, property or the vesting of property) or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, (v) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Employee Benefit Plan, or (vi) limit or restrict the Group Companies’ or JIH’s ability to merge, amend or terminate any Company Employee Benefit Plan.
(e)Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is primarily for the benefit of employees, directors, individual service providers or individual independent contractors of the Group Company who reside or work primarily outside of the

United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded. With respect to any Governmental Plan, all contributions required to be made by the Group Companies have been timely made in all material respects.
(f)Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.
(g)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).
Section 1.16Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.
Section 1.17Compliance with Laws; Permits.
(a)Except as set forth on Schedule 4.17(a), (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written, or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.
(b)Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.
Section 1.18Environmental Matters. Except as set forth in Schedule 4.17, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date, has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has (i) used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or (ii) to the Knowledge of the Company, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; (e) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (f) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to JIH true and correct copies of all material environmental, health and safety assessments, reports and audits relating to any of the Group Companies or their current properties, facilities or operations, that in each case, were prepared or conducted on or after the Lookback Date and are in the Group Companies’ possession or reasonable control.
Section 1.19Title to and Sufficiency of Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets and properties free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets and properties necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the Effective Date.
Section 1.20Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) as disclosed on Schedule 4.20, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any material property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).
Section 1.21Trade & Anti-Corruption Compliance.
(a)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective the directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.
(b)In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.
(c)As of the Effective Date, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 1.22No Other Representations and Warranties. EACH PARENT PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND THE BLOCKERS IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE PARENT PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY EQUITYHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.22 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
Article V
REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS
As an inducement to the Parent Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blockers hereby severally, and not jointly, represent and warrant to the Parent Parties as follows:
Section 1.1Organization; Authority; Enforceability.
(a)Such Blocker is a corporation, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)Such Blocker has all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.
(c)Such Blocker is not in violation of any of the Governing Documents of such Blocker. Such Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(d)Such Blocker has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent. Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been duly executed and delivered by such Blocker and constitutes a valid, legal and binding agreement of such Blocker, enforceable against such Blocker in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 1.2Non-contravention. Except as set forth in Schedule 5.2, and subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Parent Parties’ representations and warranties in Section 6.2 and in Section 6.10, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by such Blocker will (a) conflict with or result in any breach of any material provision of the Governing Documents of such Blocker; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract or material lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to such Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to such Blocker.
Section 1.3Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Schedule 5.3. All outstanding Blocker Equity Interests of such Blocker are validly issued and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any Equity Interests in such Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in such Blocker. Other than such Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.
Section 1.4Holding Company; Ownership.
(a)Such Blocker is a holding company and was formed for the sole purpose of investing in Equity Interests of the Company and has never owned, and does not own, any assets except for Equity Interests of the Company, and cash. Since its respective formation, such Blocker has not engaged in any business activities. Except for (i) Liabilities incident to its formation and organization, and maintenance of its existence, (ii) indebtedness issued to, or held by, the direct owners of such Blocker that will be contributed to capital prior to the Closing Date, (iii) Tax liabilities incurred in connection with its ownership of Equity Interests in the Company, such Blocker has not incurred any Liabilities.
(b)Such Blocker is the owner of record of the Equity Interests of the Company set forth next to such Blocker’s name on Schedule 4.3(a) (such Equity Interests, the Blocker’s “Blocker Owned Company Equity Interests”). Each Blocker has, and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens and Securities Liens.
Section 1.5Information Supplied. The information supplied or to be supplied by such Blocker for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4(or any amendment thereof or supplement thereto) is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or amendment thereof or supplement thereto) is fist mailed to JIH Shareholders; or (d) the time of JIH Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by JIH or its Affiliates for inclusion therein, and subject, in each case, to the qualifications and limitations set forth in the materials provided by such Blocker or that are included in such filings and/or mailings.
Section 1.6Litigation. Since the Lookback Date, there have not been, and there are no, material Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of such Blocker, threatened against or otherwise relating to such Blocker or any of its properties at Law or in equity (provided that for purposes of this Section 5.6, any direct or indirect Equity Interest in any Group Company shall not be deemed a “property” of such Blocker), or any director, officer or employee of such Blocker in such Person’s capacity as such.
Section 1.7Brokerage. Except as set forth on Schedule 5.7, such Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of such Blocker or any of its Affiliates, or JIH or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 1.8Foreign Status. Such Blocker is not a “foreign person” as defined in 31 CFR 800.24.

Section 1.9Affiliate Transactions. Except as disclosed on Section 5.9, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).
Section 1.10Tax Matters.
(a)All material Tax Returns required to be filed under applicable Tax Law by or with respect to such Blocker have been timely filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Such Blocker has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Such Blocker has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.
(b)There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to such Blocker, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against such Blocker have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.
(c)Outside of the Ordinary Course of Business, such Blocker has not agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Such Blocker is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.
(d)Such Blocker is, and has been since formation, treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
Section 1.11No Other Representations or Warranties. EACH PARENT PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT AND BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NONE OF THE BLOCKERS, ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKERS OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE PARENT PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH OF THE BLOCKERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 5.11 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
Article VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
As an inducement to the Blockers, Blocker Owners, and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Parent Disclosure Schedules or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by JIH and publicly available prior to the Effective Date, the Parent Parties hereby represent and warrant as follows:

Section 1.1Organization; Authority; Enforceability.
(a)Each of Parent and JIH is a corporation and each of Parent and JIH is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a corporation and each Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)The Parent Parties have all the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.
(c)Each Parent Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Parent Parties, taken as a whole.
(d)None of the Parent Parties are the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(e)Each Parent Party has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of the JIH Shareholder Voting Matters by the JIH Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Parent Party will be a party will be) duly executed and delivered by such Parent Party and constitutes a valid, legal and binding agreement of each Parent Party, enforceable against such Parent Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 1.2Non-contravention. Subject to the receipt of the Required Vote and the Parent Party Written Consents, the filing of the Certificates of Merger, and the filings pursuant to Section 8.8 and Section 8.19, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.1(a) and each Blocker’s representations and warranties contained in Section 5.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Parent Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Parent Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole, or materially affect any Parent Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The Required Vote is the only vote of the holders of any class or series of JIH capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 1.3Capitalization.
(a)As of immediately prior to the JIH Merger (and for the avoidance of doubt, without giving effect to the PIPE Investment), the authorized share capital of Parent consists of consists of 1,000 shares of Parent Common Stock, none of which has been issued or is outstanding. Except for the Equity Interests the Parent holds in the Merger Subs, Parent does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).
(b)Each Merger Sub is wholly-owned by Parent, and no Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.
(c)The Parent Common Stock to be issued to the Blocker Owners and the Company Equityholders pursuant to this Agreement, will, upon issuance and delivery at the Closing, assuming the Required Vote is obtained and the effectiveness of the Parent Revised Certificate of Incorporation and Form S-4, will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Blocker Owners and the Company Equityholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Parent Governing Documents and the Investor Rights Agreement.
(d)As of the Effective Date, the authorized share capital of JIH consists of (i) 550,000,000 shares of JIH Class A Common Stock, (ii) 50,000,000 shares of JIH Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“JIH Preferred Stock”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the JIH Merger), (A) 34,500,000 shares of JIH Class A Common Stock are issued and outstanding, (B) 8,625,000 shares of JIH Class B Common Stock are issued and outstanding, (C) zero shares of JIH Preferred Stock are issued and outstanding and (D) 27,400,000 JIH Warrants are issued and outstanding. As of the Effective Date, all outstanding shares of JIH Class A Common Stock, shares of JIH Class B Common Stock and JIH Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case (i) as set forth in the JIH Governing Documents, the Subscription Agreements, this Agreement, or JIH SEC Filings, there are no outstanding (x) outstanding Equity Interests of JIH, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to JIH or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of JIH to acquire from any Person, and no obligation of JIH to issue or sell, or cause to be issued or sold, any Equity Interest of JIH, or (z) obligations of JIH to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). JIH does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).
(e)As of the Effective Date, other than as set forth on Schedule 6.3(e), neither the Parent nor JIH has any obligations with respect to or under any Indebtedness, including any working capital loans.
Section 1.4Information Supplied; Form S-4. The information supplied or to be supplied by Parent and JIH for inclusion in the Form S-4 or the Additional JIH Filings, as applicable, any other JIH SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC (or any amendment thereof or supplement thereto); (c) the time of JIH Shareholder Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by JIH and Parent, as applicable, or that are included in such filings and/or mailings). The Form S-4 will, at the time the Form S-4 is declared effective by the SEC, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.
Section 1.5Litigation. There is no material Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, JIH, or any Merger Sub or any of its or their respective properties or rights.
Section 1.6Brokerage. Except for fees and expenses payable to UBS Securities LLC in connection with the Mergers and fees and expenses payable to UBS Securities LLC in connection with the PIPE Investment, all of which will be paid as of the Closing, none of Parent, JIH, or any of the Merger Subs have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any of Parent, JIH, or any Merger Sub to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 1.7Trust Account. As of the Effective Date, JIH has at least three hundred forty eight million dollars ($348,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of JIH, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by JIH or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by JIH. JIH is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the JIH SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the JIH Shareholders who shall have exercised their rights to participate in the JIH Share Redemption, (ii) the underwriters of the JIH’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) JIH, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Parent, investigations) pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.
Section 1.8JIH SEC Documents; Controls.
(a)JIH has timely filed or furnished all material JIH SEC Filings. As of their respective dates, each of the Parent Parties SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such JIH SEC Filings None of the JIH SEC Filings contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)Each of the financial statements of JIH included in the JIH SEC Filings, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent, as of their respective dates and the results of operations and the cash flows of each of JIH for the periods presented therein.
(c)Since the consummation of the initial public offering of each of JIH’s securities, JIH has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any JIH SEC Filing. Each such certification is correct and complete. Each of Parent and JIH maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning JIH is made known on a timely basis to the individuals responsible for the preparation of the JIH SEC Filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
Section 1.9Listing. The issued and outstanding shares of JIH Common Stock and JIH Warrants (the foregoing, collectively, the “JIH Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of Parent, threatened against JIH by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the JIH Public Securities or prohibit or terminate the listing of the JIH Public Securities on the Stock Exchange. JIH has taken no action that would reasonably be likely to result in the termination of the registration of the JIH Public Securities under the Securities Exchange Act. None of Parent, JIH, and the Merger Subs has received any written or, to the Knowledge of Parent oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the JIH Public Securities.
Section 1.10Investment Company; Emerging Growth Company. Neither Parent nor JIH is an “investment company” within the meaning of the Investment Company Act of 1940. JIH constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 1.11Business Activities.
(a)Since its incorporation, other than as described in the JIH SEC Filings, none of Parent, JIH, or any of the Merger Subs has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the respective Governing Documents of Parent, JIH, and the respective Merger Subs, there is no Contract, commitment, or Order binding upon any of the respective Parent Parties or to which a Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Parent Party or any acquisition of property by any Parent Party or the conduct of business by any Parent Party after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Parent Parties.
(b)Except for this Agreement and the transactions contemplated hereby, the Parent Parties have no interests, rights, obligations or Liabilities with respect to, and the Parent Parties are not party to, bound by or has their respective assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. None of the Parent Parties have, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.
(c)JIH does not have any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of JIH as of September 30, 2020 (the “JIH Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by JIH of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of JIH Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of JIH or the Sponsor, including with respect to legal, accounting or other advisors incurred by JIH in connection with the transactions contemplated hereby.
Section 1.12Compliance with Laws. Each of the Parent Parties are, and have been at all times, in compliance in all material respects with all Laws applicable to the conduct of each of the Parent Parties and none of the Parent Parties have received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.
Section 1.13Organization of Merger Subs. Each Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.
Section 1.14Financing. Parent and JIH have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by each of Parent and JIH with the PIPE Investors. To the Knowledge of Parent and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements with respect to each Equity Financing Source, as of the Effective Date, the Subscription Agreements, are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each of the Subscription Agreements is a legal, valid and binding obligation of Parent and JIH and, to the Knowledge of Parent and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, each Equity Financing Source, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement, violates any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. There are no other agreements, side letters, or arrangements between Parent and any Equity Financing Source relating to any Subscription Agreement, and, as of the Effective Date, to Parent’s Knowledge, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements) not being available to Parent and JIH on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or JIH, as applicable, or, to the Knowledge of Parent, any Equity Financing Source party thereto, under any term or condition of any Subscription Agreement and, as of the Effective Date, to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) make any of the statements by Parent, JIH, or any Equity Financing Source party thereto set forth in the Subscription Agreements inaccurate in any material respect or (ii) subject to the satisfaction (or waiver by the Parent Parties) of the conditions set forth in Section 11.1 and Section 11.2 of this Agreement, otherwise result in any portion of the financing pursuant to the Subscription Agreements not being available. The Subscription Agreements contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to Parent and JIH such Equity Financing Source’s Subscription Amount (as defined in the Subscription Agreements) set forth in such Equity Financing Source’s Subscription Agreement on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by either Parent or JIH to any Equity Financing Source in respect of its PIPE Investment, except as set forth in the Subscription Agreements.
Section 1.15Tax Matters.
(a)All material Tax Returns required to be filed under applicable Tax Law by or with respect to the Parent Parties have been filed. All such material Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Each Parent Party has timely paid all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return). Each Parent Party has withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.
(b)There is no Tax audit or examination now being conducted with respect to any Taxes or Tax Returns of or with respect to any Parent Party, and no such Tax audit or examination has been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against any Parent Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.
(c)Outside of the Ordinary Course of Business, no Parent Party has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Parent Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.
(d)Each of JIH and Parent is, and has been since formation, treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
Section 1.16Pro Forma Capitalization of Holdings. As of the Closing and after giving effect to the transactions contemplated by this Agreement (including the PIPE Investment and assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any JIH Share Redemption or any Equity Interests issuable pursuant to the EIP, if any), the capitalization of Parent will consist of (a) the number of shares of Parent Common Stock and Parent Warrants issued pursuant to the Mergers, (b) the number of shares of Parent Common Stock and Parent Warrants issued pursuant to the Contributions and (c) the number of shares issued as part of the PIPE Investment (collectively, the “Parent Equity Interests”). Other than the Parent Equity Interests (and any Equity Interests issuable pursuant to the EIP as of the Closing, if any), immediately following the Closing, Parent will not have outstanding (i) any Equity Interests, (ii) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Parent to acquire from any Person, and no obligation of Parent to issue or sell, or cause to be issued or sold, any Equity Interest of Parent, or (iii) obligations of Parent to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement).
Article VII
COVENANTS RELATING TO THE CONDUCT OF THE BLOCKERS AND THE GROUP COMPANIES AND PARENT
Section 1.1Interim Operating Covenants of the Blockers and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article XII and the Closing Date (such period, the “Pre-Closing Period”):
(a)each Blocker and the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship, except, in each case, (x) with the prior written consent of Parent; (y) as expressly required hereby; or (z) as set forth on Schedule 7.1(a); and
(b)without limiting Section 7.1(a), except (w) for payments made in respect of Pre-Paid Transaction Expenses; (x) with the prior written consent of Parent; (y) as expressly required hereby or otherwise required by applicable Law; or (z) as set forth on Schedule 7.1(b), each Blocker and the Company shall not, and the Company shall cause the other Group Companies not to:
(i)amend or otherwise modify any of its Governing Documents;
(ii)except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices (or change an annual accounting period);
(iii)make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter; change any material method of accounting or make any other similar request with a Taxing Authority; surrender any right to claim a material Tax refund, credit or other similar Tax benefit; file any material amended Tax Return; or enter into any tax sharing, indemnification or allocation agreement or arrangement (other than an Ordinary Course Tax Sharing Agreement);
(iv)issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of the Company issuance of “rollover equity” in connection with a Permitted Acquisition in form and substance reasonably acceptable to Parent (and with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) with respect to the rights and obligations of any Person in receipt of such equity following the Closing) and entered into in accordance with the terms hereof, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests or capital stock or any other ownership interests;
(v)declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time from excess cash balances not needed for operations in the Ordinary Course of Business;
(vi)split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;
(vii)other than in connection with any Permitted Acquisition (and in such case, solely to the extent in form and quantum reasonably acceptable to Parent and entered into in accordance with the terms hereof) or in the Ordinary Course of Business pursuant to clause (a) of the definition thereof (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Blocker Indebtedness or Company Indebtedness (other than under the Credit Agreements), as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Blocker Indebtedness or Company Indebtedness, as applicable;
(viii)cancel or forgive any Indebtedness in excess of two hundred and fifty thousand dollars ($250,000) owed to the Blockers, the Company or any of the Company Subsidiaries, as applicable;
(ix)commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget set forth on Schedule 7.1(b)(x) or (y) in an amount not to exceed one million dollars ($1,000,000) individually or two million dollars ($2,000,000) in the aggregate;
(x)(A) with respect to the Company or any other member of the Group Companies, enter into any material amendment of any Material Contract or Material Lease, enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement or customary documentation ancillary thereto regarding a Permitted Acquisition on terms and conditions, and for a purchase price, reasonably acceptable to Parent and JIH and entered into in accordance with the terms hereof, or voluntarily terminate any Material Contract or Material Lease, except for any termination at the end of the term of such Material Contract or Lease pursuant to the terms of such Material Contract or Material Lease, and (B) with respect to any Blocker, enter into any written amendment of any material Contract, enter into any Contract that if entered into prior to the Effective Date would be a Contract that is material to such Blocker, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, or voluntarily terminate any Contract that is material to such Blocker, except for any termination at the end of the term of such material Contract or Lease pursuant to the terms of such material Contract;
(xi)enter into, renew, modify or revise any Affiliated Transaction or Blocker Affiliated Transaction, as applicable, other than those that will be terminated at Closing;
(xii)sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets (other than Intellectual Property assets) that are, (A) with respect to the Company or any other member of the Group Companies, material to the businesses of the Group Companies, taken as a whole, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, and (B) with respect to any Blocker, material to its business;
(xiii)sell, assign, transfer, lease, license, abandon, let lapse, cancel, dispose of, or otherwise subject to a Lien (other than a Permitted Lien) any Owned Intellectual Property, except non-exclusive licenses granted in the Ordinary Course of Business and the full-term expiration of registered Intellectual Property;
(xiv)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xv)grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Real Property;
(xvi)waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of five hundred thousand dollars ($500,000) in any single instance or in excess of two million dollars ($2,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of any Blocker or Group Company;
(xvii)make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required pursuant to a Company Employee Benefit Plan as in effect on the Effective Date that has been provided to JIH and Parent prior to the date hereof; (B) annual base compensation increases made in the Ordinary Course of Business pursuant to clause (a) of the definition thereof for employees or individual independent contractors who are eligible to earn an annual base compensation equal to or less than $200,000, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Effective Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof and who is eligible to earn an annual base compensation equal to or less than $200,000 to provide for cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;
(xviii)pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Effective Date.
(xix)establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into,

commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Effective Date;
(xx)hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of one hundred thousand dollars ($100,000);
(xxi)negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;
(xxii)implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;
(xxiii)waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Blockers or the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Blockers or the Group Companies, as applicable;
(xxiv)on terms and conditions reasonably satisfactory to Parent, buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed five million dollars ($5,000,000) individually;
(xxv)enter into any new line of business;
(xxvi)make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable, or otherwise fail to maintain normalized working capital in accordance with the ordinary course of business consistent with past practice; or
(xxvii)agree or commit in writing to do any of the foregoing.
(c)From the Measurement Time until the Closing, the Blockers and the Company shall not, and the Company shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Blocker Indebtedness or Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to the Company Equityholders or Blocker Owners at the Closing.
(d)Nothing contained herein shall be deemed to give Parent, JIH or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing. Prior to the Closing, the Blockers and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.
Section 1.2Interim Operating Covenants of Parent Parties.
(a)During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby or (z) as set forth on Schedule 7.2(a), each of JIH and Parent shall not, and shall cause each of its Subsidiaries, including the other Parent Parties (excluding JIH) not to:
(i)take any action that would reasonably likely impede or materially delay the consummate of the transactions contemplated hereunder;
(ii)amend or otherwise modify any of their respective Governing Documents or, with respect to JIH, the Trust Agreement;

(iii)with respect to JIH, withdraw any of the Trust Amount, other than as permitted by JIH or JIH Governing Documents or the Trust Agreement;
(iv)other than in connection a JIH Share Redemption or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any of Parent, JIH, or any of the Merger Subs;
(v)make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, change any material method of accounting or make any other similar request with a Taxing Authority; surrender any right to claim a material Tax refund, credit or other similar Tax benefit; file any material amended Tax Return; or enter into any tax sharing, indemnification or allocation agreement or arrangement (other than an Ordinary Course Tax Sharing Agreement);
(vi)other than in connection with a JIH Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of any of the Parent Parties;
(vii)split, combine, redeem (other than a JIH Share Redemption) or reclassify any of its Equity Interests;
(viii)(x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses) (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;
(ix)convert or permit conversion of any Indebtedness into Parent Warrants or JIH Warrants;
(x)commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);
(xi)enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by any of the Parent Parties to the Sponsor, the officers or directors of the respective Parent Parties, or any Affiliate of the Sponsor or a Parent Party’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;
(xii)waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to any of the Parent Parties and which do not relate to the transactions contemplated by this Agreement; or
(xiii)buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;
(xiv)enter into any new line of business
(xv)maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or
(xvi)agree or commit in writing to do any of the foregoing.
(b)Nothing contained herein shall be deemed to give the Blocker Owners, Blockers or any Group Company, directly or indirectly, the right to control or direct Parent prior to the Closing. Prior to the Closing, Parent shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VIII
PRE-CLOSING AGREEMENTS
Section 1.1Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Blockers and the Group Companies shall use reasonable best efforts, and Parent shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.
Section 1.2Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice JIH shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and Parent Governing Documents, at the Closing, JIH shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to JIH Shareholders who shall have validly elected to redeem their JIH Common Stock pursuant to the JIH Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and pay as and when due all amounts payable pursuant to Section 3.2(e).
Section 1.3Status Preservation.
(a)Listing. From the date hereof through the Closing, JIH shall use reasonable best efforts to ensure JIH remains listed as a public company on, and for shares of JIH Common Stock to be listed on, the Stock Exchange.
(b)Qualification as an Emerging Growth Company. Parent shall, at all times during the Pre-Closing Period use reasonable best efforts to (i) take all customary actions necessary to continue to maintain the requirements needed to qualify, at the Closing of the Business Combination, as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that in and of itself would cause Parent to not qualify, at the Closing of the Business Combination, as an “emerging growth company” within the meaning of the JOBS Act.
(c)Public Filings. During the Pre-Closing Period, JIH will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 1.4EIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s shareholders as required under Parent Governing Documents, adopt, a management incentive equity plan reasonably acceptable to Parent and the Equityholder Representative to be effective from and after the Closing (the “EIP”).
Section 1.5Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of Parent or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.
Section 1.6Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Blockers and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of Parent reasonable access, during normal business hours, to the properties, books and records of the Blockers and the Group Companies, as applicable, and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Blockers and the Group Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Blockers and the Group Companies following the Closing; provided, nothing herein shall require the Blockers or any Group Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).
Section 1.7Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.
Section 1.8Antitrust Laws.
(a)Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than 10 Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.
(b)The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.
(c)Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 8.8(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.
Section 1.9Requisite Blocker Consent. Within one (1) day following the Effective Date, each Blocker shall deliver to Parent and JIH evidence of such Blocker’s Blocker Written Consent.
Section 1.10Communications; Press Release; SEC Filings.

(a)None of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of Parent, in the case of the Company, the Blockers and the Equityholder Representative, or the prior written consent of the Company, in the case of JIH, Parent or the Merger Subs, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law, which is required by the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of the JIH Board or that is contemplated hereby) and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality.
(b)As promptly as practicable following the Effective Date, JIH shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and JIH and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, JIH will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.
(c)As promptly as reasonably practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of the financial statements pursuant to clauses (i) and (ii) of Section 8.10(h)), JIH shall, in consultation with the Company, prepare and JIH shall file with the SEC a Form S-4, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from JIH Shareholders to vote at JIH Shareholder Meeting in favor of JIH Shareholder Voting Matters. JIH shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus with the SEC and cause the definitive proxy statement/final prospectus to be mailed to its shareholders of record, as of the record date to be established by JIH Board within five (5) Business Days of the notification of the completion of the review of the Form S-4 by the SEC.
(d)Prior to filing with the SEC, JIH will make available to the Company and the Equityholder Representative drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. JIH will advise the Company and the Equityholder Representative promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (vi) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between Parent or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, JIH shall promptly respond to any comments of the SEC on the Form S-4 and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.
(e)If, at any time prior to the JIH Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.10(d), JIH shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the JIH Shareholders such amendment or supplement to the Form S-4 containing such information.

(f)The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by JIH under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional JIH Filings”) shall include disclosure regarding the Blockers and the Group Companies and the business of the Blockers and the Group Companies and the management, operations and financial condition of the Blockers and the Group Companies. Accordingly, the Blockers and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide JIH with all information concerning the Blocker Owners, the Company Equityholders, the Blockers, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional JIH Filings or any other JIH SEC Filing. The Blockers and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to Parent and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, Additional JIH Filings and any other JIH SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Blockers and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional JIH Filing or other JIH SEC Filing. JIH shall be permitted to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blockers and the Company shall reasonably cooperate in connection therewith.
(g)At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.
(h)On or prior to March 1, 2021, the Company shall provide to Parent and JIH (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2020, December 28, 2019, December 29, 2018 and December 30, 2017, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the nine month period ended September 30, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Securities Exchange Act, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).
Section 1.11JIH Shareholder Meeting. JIH, acting through JIH Board, shall take all actions in accordance with applicable Law, JIH’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold JIH Shareholder Meeting for the purpose of considering and voting upon JIH Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which JIH completes the mailing of the definitive proxy statement/final prospectus to JIH Shareholders pursuant to Section 8.10(c). JIH Board shall recommend adoption of this Agreement and approval of JIH Shareholder Voting Matters and include such recommendation in the Form S-4, and, unless this Agreement has been duly terminated in accordance with the terms herein and except as required by applicable Law upon the advice of outside counsel, neither JIH Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blockers, the recommendation of JIH Board that JIH

Shareholders vote in favor of the approval of JIH Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, JIH shall take all reasonable lawful action to solicit from JIH Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required JIH Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of JIH Shareholders that are required by the rules of the Stock Exchange. Notwithstanding anything to the contrary contained in this Agreement, JIH may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone JIH Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to JIH Shareholders and (ii), in each case, for one period of no longer than 15 calendar days, (x) if as of the time for which JIH Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of JIH represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of JIH Shareholder Meeting or (y) in order to solicit additional proxies from JIH Shareholders for purposes of obtaining approval of the Required JIH Shareholder Voting Matters.
Section 1.12Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses that become due and payable following the Closing or which are not paid at the Closing, such Transaction Expenses shall be borne by the Company following the Closing.
Section 1.13Directors and Officers.
(a)From and after the Parent Effective Time, Parent shall cause the Group Companies to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Effective Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, Parent shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.
(b)Tail Policy.
(i)For a period of six (6) years from and after the Closing Date, Parent shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and Parent with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.
(ii)At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and Parent’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or Parent’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall Parent be required to expense on the premium thereof in excess of two hundred and fifty percent (250%) of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 8.13.
Section 1.14Subscription Agreements. Parent or JIH may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If Parent or JIH is required to consummate the Closing hereunder, each of Parent and JIH shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to Parent and JIH in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the Subscription Agreements, enforce Parent’s rights and JIH’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.
Section 1.15Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements and except as set forth on Schedule 8.15, (a) each Blocker shall take all actions necessary to cause all Liabilities and obligations of such Blocker under any Blocker Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of such Blocker, Parent, or JIH and (b) the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, Parent, or JIH.
Section 1.16280G. Prior to the Closing, the Company shall (i) use commercially reasonable efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to JIH at least ten (10) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 8.16 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for JIH’s review and comment, and the Company shall incorporate all reasonable comments received from JIH. Prior to the Closing, the Company shall deliver to JIH evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such shareholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained.
Section 1.17No JIH or Parent Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, none of the Company, any of its controlled Affiliates, any Blocker, any Blocker Owner or any Company Equityholder, directly or indirectly, shall engage in any transactions involving the securities of JIH without the prior written consent of JIH.
Section 1.18Parent Party Written Consents. Within one (1) day of the Effective Date, Parent shall deliver to the Company (a) a written consent of the board of directors of Parent and (b) a written consent of the board of directors of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5 and JIH Merger Sub (the written consents described in the foregoing clauses (a) and (b), the “Parent Party Written Consents”), in each case evidencing the approval of this Agreement and the applicable Mergers.
Section 1.19Exclusivity.
(a)From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blockers and their respective controlled Affiliates and the

Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Parent, JIH, and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.
(b)From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, Parent, JIH, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from Parent, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Parent Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Parent Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Parent Competing Transaction; (d) approve, endorse or recommend any Parent Competing Transaction; or (e) enter into a Parent Competing Transaction, or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Parent Competing Transaction, or publicly announce an intention to do so.
Section 1.20Registration. In the event that the shares of Parent Common Stock (including any Earnout Shares) are not registered in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Investor Rights Agreement, each of Parent shall use reasonable best efforts to include all Parent Common Stock (including all Earnout Shares), as applicable, issued hereunder pursuant to Section 3.5 to be included in the Registration Statement (as defined in the Subscription Agreements) in accordance with Section 7 of the Subscription Agreements.
Section 1.21Permitted Acquisitions. The Company shall reasonably cooperate with, and keep Parent reasonably informed of, any Permitted Acquisition. In furtherance of the foregoing, the Company shall provide Parent with drafts of all material documentation related to, or to be entered into in connection with, any such Permitted Acquisition (including any amendment thereto), and provide Parent with a reasonable opportunity to review and comment on all such documentation and consider in good faith all reasonable Parent comments thereto. Notwithstanding the foregoing, all such documentation shall be consistent with the terms of Parent’s consent to such Permitted Acquisition (including as set forth on Schedule 1.5) and any deviations to such terms shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). No Group Company shall be permitted to enter into a Permitted Acquisition to the extent such Permitted Acquisition would reasonably be expected to materially delay or materially impair the transactions contemplated hereby, including under this Agreement. Without limiting the foregoing, no Group Company shall be permitted to enter into any Permitted Acquisition that would delay the preparation, filing or effectiveness of the Form S-4.
Section 1.22Reserved.
Section 1.23Reserved.
Section 1.24Use of PIPE Proceeds. Notwithstanding anything to the contrary contained in this Agreement, Parent shall apply the PIPE Proceeds as follows: (a) first, to pay the Payoff Amount; (b) second, to the extent there are PIPE Proceeds in excess of the Payoff Amount, to pay Transaction Expenses (other than Pre-Paid Transaction Expenses), subject to the Parent Expense Cap; and (c) third, to the extent there are PIPE Proceeds remaining following the payments contemplated by the foregoing clauses (a) and (b), to satisfy other payment obligations of the Parent Parties to the Company Unitholders pursuant to this Agreement. For the avoidance of doubt, in no event shall any portion of the PIPE Proceeds be used to pay any portion of the Aggregate Cash Consideration prior to the payments contemplated by clauses (a) and (b) above.

Section 1.25Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Shares, in each case, pursuant to this Agreement and the Ancillary Agreements by any officer, director or shareholder (by reason of “director by deputization”) of the Group Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.
Section 1.26Parent Warrant Agreement; Amended Sponsor Documents.
(a)At the Closing, Parent and each recipient of Parent Warrants at the Closing as provided in this Agreement shall enter into a mutually agreeable warrant agreement on substantially the same terms as contained in the JIH Warrant Agreement, except for such changes as are necessary to (i) reflect the warrants issuable thereunder constitute Parent Warrants (rather than JIH Warrants), (ii) remove provisions in the JIH Warrant Agreement that relate to JIH’s pre-Closing status as a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination (including delineations between Public Warrants, Private Placement Warrants and Working Capital Warrants, provisions related to the issuance of Working Capital Warrants and provisions related to JIH’s initial public offering) and (iii) to reflect any other agreements amongst Parent and the Company with respect to the terms of the Parent Warrants to be issued pursuant to this Agreement (such warrant agreement containing the foregoing terms, the “Parent Warrant Agreement”). At the Closing, Parent shall issue the Parent Warrants that are required to be issued pursuant to this Agreement pursuant to the terms of the Parent Warrant Agreement.
(b)At the Closing, JIH, the Sponsor and the other parties to the Sponsor Letter Agreement shall enter into an amendment to the Sponsor Letter Agreement, in a form mutually agreed in good faith between JIH, the Sponsor and the Company, pursuant to which (i) all references to Founder Shares or Common Stock (each as defined in the Sponsor Letter Agreement) shall be deemed to be references to Parent Common Stock, (ii) all references to Private Placement Warrants (as defined in the Sponsor Letter Agreement) shall be deemed to be references to Parent Warrants and (iii) Parent shall have third-party beneficiary rights to enforce the rights and obligations contained in Section 8 of the Sponsor Letter Agreement (such amendment containing the foregoing terms, the “Sponsor Letter Agreement Amendment”).
(c)At the Closing, JIH, the Sponsor and the other parties to the Sponsor Registration and Stockholders Rights Agreement shall enter into an amendment to the Sponsor Registration and Stockholders Rights Agreement, in a form mutually agreed in good faith between JIH, the Sponsor and the Company, pursuant to which (i) all references to Founder Shares or Common Stock (each as defined in the Sponsor Registration and Stockholders Rights Agreement) shall be deemed to be references to Parent Common Stock, (ii) all references to Private Placement Warrants and Working Capital Warrants (each as defined in the Sponsor Registration and Stockholders Rights Agreement) shall be deemed to be references to Parent Warrants, (iii) references to the registration rights to which the Sponsor may be entitled pursuant to the Investor Rights Agreement are appropriately included and (iv) certain governance rights included in Article V of the Sponsor Registration and Stockholders Rights Amendment are being removed and replaced with the governance rights set forth in the Investor Rights Agreement (such amendment containing the foregoing terms, the “Sponsor Registration and Stockholders Rights Amendment”).
Article IX
ADDITIONAL AGREEMENTS
Section 1.1Access to Books and Records. From and after the Closing, Parent and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative or the Company arising under this Agreement or (ii) brought or threatened to be brought by Parent or its Affiliates against the Equityholder Representative, any Blocker Owner or any Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or their Affiliates against Parent or by Parent or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. Parent shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, Parent shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which Parent reasonably believes, upon the advice of counsel, constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 9.1 shall not apply to Taxes or Tax matters, which are the subject of Section 10.1.
Article X
TAX MATTERS
Section 1.1Certain Tax Matters.
(a)Preparation of Tax Returns for the Group Company.
(i)Parent shall prepare, or cause to be prepared, at the cost and expense of Parent all Tax Returns of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return that is a Flow-Through Tax Return shall be prepared in a manner consistent with the Group Companies’ past practices, except as otherwise required by applicable Law, and shall claim the Transaction Tax Deductions in the Pre-Closing Tax Period to the maximum extent permitted under applicable Law. Each such Tax Return that is a Flow-Through Tax Return shall be prepared using the historical income Tax Return preparers of the applicable Group Company and shall be submitted to the Equityholder Representative for review, comment and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Parent shall incorporate, or cause to be incorporated, all reasonable comments received from the Equityholder Representative no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions), and the Parent will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Equityholder Representative.
(ii)Notwithstanding the foregoing, each Flow-Through Tax Return described in this Section 10.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election.
(b)Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Group Companies or Blockers for the Pre-Closing Tax Period shall be determined based on an “interim closing of the books” as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code, partnership or other pass-through entity in which any Group Company or Blocker holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of the Group Companies or Blockers for any Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled, in its sole discretion, to cause any Group Company to make any “push out” of imputed underpayments under Section 6226 of the Code (or any similar provisions under state or local Law) with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, unless (i) the Company Equityholders (and their direct or indirect owners, as applicable) amend their Tax Returns (including pursuant to Section 6225(c)(2) of the Code (or any similar provisions under state or local Law)) or utilize the alternative “pull-in” procedure in accordance with Section 6225(c)(2)(B) of the Code (or any similar provisions under state or local Law), and (ii) any such imputed underpayment attributable to the Company Equityholders (or their direct or indirect owners, as applicable) is reduced to zero. Each of the Parties shall cooperate in good faith in connection with Parent’s decision to cause any Group Company to make any such “push out” of imputed underpayments.
(d)Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 10.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or Blocker. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent, the Group Companies, the Blockers, the Company Equityholders and the Blocker Owners shall (and the Company Equityholders and Blocker Owners shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to JIH, the Group Companies or Blockers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Equityholders’ Representative, any extensions thereof) with respect to the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or other Proceeding or information request with respect to any Taxes of the Group Companies. Parent, the Company Equityholders and Blocker Owners shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow Holdco, the Parent or any Group Company or Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.
(e)Transfer Taxes. All Transfer Taxes shall be borne by Parent. Parent shall cause the Group Company and Blockers, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blockers and Parent will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.
(f)The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the JIH Merger, the Contribution, and the PIPE Investment, taken together with the integrated plan described in clause (ii), be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code , (ii) each Blocker Merger and the corresponding Parent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the JIH Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i) through (iii), the “Intended Tax Treatment”), and (iv) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to the reorganizations described in clauses (ii) and (iii).
(g)Purchase Price Allocation. Within one hundred twenty (120) days following the Closing Date, (i) the Equityholder Representative will prepare, and deliver to the JIH, an allocation statement allocating the Company Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Company Units among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (30) days after the receipt of the draft Allocation, JIH will propose any changes or will indicate its concurrence therewith. If JIH and the Equityholder Representative do not initially agree with respect to the draft Allocation or any proposed changes, then JIH and the Equityholder Representative shall attempt in good faith to reach agreement on the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If JIH and the Equityholder Representative cannot reach agreement on the Allocation within thirty (30) days after receipt of JIH’s proposed changes, then JIH and the Equityholder Representative shall submit the dispute to the Valuation Firm or, if unavailable, another nationally recognized accounting firm mutually acceptable to JIH and the Equityholder Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (i) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (ii) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between JIH, on the one hand, and the Equityholder Representative (on behalf of the Company Equityholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Allocation, as agreed to by JIH and the Equityholder

Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).
(h)The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Taxing Authority or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Taxing Authority to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.
(i)Tax Contests. In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or Proceeding reasonably expected to impact any Flow-Through Tax Return of any Group Company with respect to any Pre-Closing Tax Period (a “Tax Contest”), JIH will, or will cause the applicable Group Company to, within 5 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest. JIH or the applicable Group Company shall include in such notice any written notice or other documents received from any Taxing Authority with respect to such Tax Contest. JIH will control the contest or resolution of any such Tax Contest; provided, JIH will obtain the prior consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, the Equityholder Representative will be entitled to participate in the defense of such claim (to the extent permitted by the applicable Taxing Authority) and to employ counsel of its choice for such purpose.
(j)After the Closing, except as otherwise provided in this Agreement, Parent and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (a) file, amend or otherwise modify any Flow-Through Tax Return relating to any Pre-Closing Tax Period of any Group Company, (b) extend or waive, or cause or request to be extended or waived, any statute of limitations or other period for the assessment of any Taxes with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period of any Group Company, (c) voluntarily approach any Taxing Authority regarding any Flow-Through Tax Return of any Group Company relating to any Pre-Closing Tax Period, (d) make or change any election or accounting method or practice with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period, or (e) take any other action (or inaction) relating to any Flow-Through Tax Return for any Pre-Closing Tax Period, in each case, to the extent that Holdco, Management Holdings, JBI, Koos Trust or the Blocker Owners, or their direct or indirect owners, could have an additional Tax liability for a Pre-Closing Tax Period as a result of such action.
(k)Each Party shall, and shall cause its respective Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters to be filed in connection with the Form S-4, and (ii) deliver to Kirkland & Ellis LLP (or other applicable legal counsel to the Parent Parties), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.
Article XI
CONDITIONS TO OBLIGATIONS OF PARTIES
Section 1.1Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:
(a)Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, shall have expired or been terminated.
(b)No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect, threatened or pending preventing the consummation of the transactions contemplated hereby.
(c)Required Vote. The Required Vote shall have been obtained.

(d)Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.
(e)Parent Governing Documents. The Parent Revised Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted Parent Revised Bylaws.
Section 1.2Conditions to the Obligations of Parent Parties. The obligations of each of the Parent Parties to consummate the transactions to be performed by the respective Parent Parties in connection with the Closing is subject to the satisfaction or written waiver by JIH (where permissible), at or prior to the Closing Date, of each of the following conditions:
(a)Representations and Warranties.
(i)The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations) and of the Blockers set forth in Article V hereof (other than the Blocker Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and
(ii)the Company Fundamental Representations and the Blocker Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.
(b)Performance and Obligations of the Company, Equityholder Representative and the Blockers. The respective covenants and agreements of the Company, the Equityholder Representative and the Blockers to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.
(d)Officers Certificate. The Company and each Blocker shall deliver to JIH a duly executed certificate from an authorized Person of (x) the Company (the “Company Bring-Down Certificate”) and (y) each Blocker (a “Blocker Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 11.2(a), (b) and (c) have been satisfied with respect to the Company and (ii) with respect to each Blocker, that the conditions set forth in Section 11.2(a) and (b) have been satisfied with respect to such Blocker.
(e)Ancillary Agreements. The Company shall have delivered to Parent a counterpart signature page to the Company LLCA duly executed by the Company, and counterpart signature pages to the Investor Rights Agreement duly executed by the Blocker Owners.
Section 1.3Conditions to the Obligations of the Blockers and the Company. The obligation of the Blockers and the Company to consummate the transactions to be performed by the Blockers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:
(a)Representations and Warranties.
(i)The representations and warranties of the Parent Parties set forth in Article VI (other than the Parent Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on JIH.
(ii)The Parent Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.
(b)Performance and Obligations of the Parent Parties. The covenants and agreements of the Parent Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)Officers Certificate. Parent shall deliver to the Company, a duly executed certificate from a director or an officer of Parent (the “Parent Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a) and Section 11.3(b) have been satisfied.
(d)JIH Share Redemption. (i) The JIH Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Parent Governing Documents, the Trust Agreement and the Form S-4 and (ii) the aggregate number of shares of JIH Common Stock elected to be redeemed in connection with all JIH Share Redemptions shall in no event exceed 40% of all JIH Common Stock eligible to be redeemed in connection therewith.
(e)Trust Account. (i) JIH shall have made all necessary and appropriate arrangements with the Trustee to disburse all of the remaining funds contained in the Trust Account available to JIH to be released to JIH at the Closing and shall be available to JIH in respect of all of the obligations of JIH and Parent set forth in this Agreement and (ii) there shall be no Proceedings pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on JIH’s or Parent’s ability to perform their respective obligations hereunder.
(f)Listing. The Parent Common Stock (including the Earnout Shares) to be issued in the Mergers shall be listed on the Stock Exchange.
(g)Ancillary Agreements. Parent shall have delivered to the Equityholder Representative counterpart signature pages to the Investor Rights Agreement duly executed by Parent and the Sponsor.
(h)PIPE Investment. The PIPE Investment shall have been consummated.
(i)Appointment to the Board. The individuals identified in the Investor Rights Agreement as the initial directors of Parent as of Closing shall have been appointed to the Parent Board effective as of the Closing.
Section 1.4Frustration of Closing Conditions. None of the Blockers, the Company or Parent may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.
Section 1.5Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
Article XII
TERMINATION
Section 1.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:
(a)by the mutual written consent of the Company and JIH;

(b)by either the Company or JIH by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;
(c)by either the Company or JIH by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before August 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;
(d)by the Company, if JIH, Parent or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and Blocker’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to JIH by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company, any Blocker or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;
(e)by JIH, if the Company or any Blocker breaches in any material respect any of their representations or warranties contained herein or the Company, any Blocker or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to Parent’s, JIH’s and any Merger Sub’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.2 hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by JIH, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and Parent has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to JIH if Parent, JIH, or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; or
(f)by JIH, if any Blocker Written Consent shall not have been obtained and delivered to JIH within one (1) day of the Effective Date.
Section 1.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 8.10(a), Section 8.12, this Section 12.2 and Article XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.
Article XIII
MISCELLANEOUS
Section 1.1Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by JIH, the Company, and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 1.2Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company, Parent, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Parent Parties: Juniper Industrial Holdings, Inc. 14 Fairmount Avenue Chatham, New Jersey, 07928 Attention: Roger Fradin Brian Cook E-mail: roger.fradin@fradin.com bcook@juniperindustrial.com with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Douglas E. Bacon, P.C.
Will Mabry
E-mail: doug.bacon@kirkland.com
will.mabry@kirkland.com
and
Kirkland & Ellis LLP
1601 Elm Street
Dallas, Texas 75201
Attention: Alex Rose
E-mail: alex.rose@kirkland.com

Notices to Equityholder Representative: Cascade GP, LLC 233 Wilshire Blvd, Suite 800 Santa Monica, CA 90401 Attention: José E. Feliciano, Colin Leonard, and Fred Ebrahemi E-mail: febrahemi@clearlake.com with copies to (which shall not constitute notice):
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Luke Guerra, P.C.
E-mail: luke.guerra@kirkland.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Aisha P. Lavinier
E-mail: aisha.lavinier@kirkland.com

Notices to the Blockers and to the Company:
c/o Janus Midco, LLC
233 Wilshire Blvd, Suite 800
Santa Monica, CA 90401
Attention: José E. Feliciano, Colin Leonard, and Fred Ebrahemi
E-mail: febrahemi@clearlake.com

with copies to (which shall not constitute notice):
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Luke Guerra, P.C.
E-mail: luke.guerra@kirkland.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Aisha P. Lavinier
E-mail: aisha.lavinier@kirkland.com

Notices to the Company and following the Closing, Parent:	with copies to (which shall not constitute notice):

135 Janus International Blvd. Temple, GA 30179 Attention: Ramey Jackson E-mail: rameyj@janusintl.com
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Luke Guerra, P.C.
Aisha Lavinier,
E-mail: luke.guerra@kirkland.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Aisha P. Lavinier
E-mail: aisha.lavinier@kirkland.com

Section 1.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided that any Group Company may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.
Section 1.4Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 1.5Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to the Group Companies as a whole, any Group Company, or the operations, business or assets of any Group Company, solely for purposes of Article IV as of any date prior to the date a Permitted Acquisition was consummated, will be deemed not to include any Person or business acquired in connection with such Permitted Acquisition or the business, operations, assets or liabilities thereof. An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Jade” online data site hosted by Intralinks at https://services.intralinks.com for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to Parent’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.
Section 1.6Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 1.7Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 1.8Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.
Section 1.9Trust Account Waiver. Reference is made to the final prospectus of JIH, filed with the SEC (File No. 333-234264) (the “Prospectus”), and dated as of November 7, 2019. As described in the Prospectus, JIH has established the Trust Account initially in an amount of $345,000,000 for the benefit of JIH’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of JIH’s IPO (the “IPO”)) and that JIH may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem the shares of JIH Class A Common Stock in connection with the consummation of JIH’s initial Business Combination, (b) to the Public Stockholders if JIH fails to consummate a Business Combination within 24 months from the closing of the IPO, (c) any interest earned on the amounts held in the Trust Account necessary to pay for franchise and income taxes, or (d) to JIH after or concurrently with the consummation of a Business Combination. For and in consideration of JIH entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, each Blocker and the Equityholder Representative hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, with respect to claims arising out of this Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of the Company, each Blocker and the Equityholder Representative hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement, and will not seek recourse against the Trust Account (including any distributions therefrom) for Claims arising out of this Agreement. Each of the Company, each Blocker and the Equityholder Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by JIH to induce it to enter in this Agreement, and each of the Company, each Blocker and the Equityholder Representative further intends and understands such waiver to be valid, binding and enforceable under applicable Law. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, each Blocker’s, any Company Equityholder’s or the Equityholder Representative’s right to pursue a claim against JIH for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, any Blocker, any Company Equityholder or the Equityholder Representative may have in the future against JIH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.
Section 1.10Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 1.11Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 1.12No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 13.14 and (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.15).
Section 1.13Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company and the Blockers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.
Section 1.14No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies, the Blockers or the Equityholder Representative or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement. Nothing in this Section 13.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein).
Section 1.15Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of JIH Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of JIH Capital Stock will be appropriately adjusted to provide to the Blocker Owners and the Company Equityholders and JIH Shareholders the same economic effect as contemplated hereby prior to such event.
Section 1.16Waiver of Conflicts; Attorney-Client Communications. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Group Companies and any Blocker, on the one hand, and the Company Equityholders, the Blocker Owners, the Equityholder Representative or certain of their respective Non-Party Affiliates (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries and/or Blocker, and each of the parties hereto (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Group Companies and the Blockers in connection with any of the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Equityholder Representative on behalf of the Company Equityholders, the Blocker Owners, and their respective Non-Party Affiliates. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Group Companies and the Blockers in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), the Parent Parties, the Company and each of its Subsidiaries, the Surviving Blockers, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) the Equityholder Representative, and none of Parent, JIH, any Parent Party, any Group Company, any Blocker or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that JIH or any other Parent Party is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, JIH or such Parent Party shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that JIH shall promptly notify the Equityholder Representative in writing (prior to the disclosure by JIH of any Privileged Communications to the extent practicable) so that the Equityholder Representative can seek a protective order and the Parent Parties agree to use commercially reasonable efforts (at the sole cost and expense of the Equityholder Representative) to assist therewith.
Article XIV
AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE
Section 1.1Authorization of Equityholder Representative.
(a)Appointment. By adoption of this Agreement, execution of a Blocker Letter of Transmittal or Equityholder Materials, and the acceptance of any portion of the Blocker Merger Consideration or Company Sale Consideration, each Blocker Owner and Company Equityholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Blocker Owner and Company Equityholder, and to do any and all other acts or things on behalf of such Blocker Owner and Company Equityholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of each Blocker Owner and Company Equityholder; (ii) act for each Blocker Owner and Company Equityholder with respect to any adjustment to the Estimated Aggregate Closing Consideration and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Blocker Owner or Company Equityholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Blocker Owner and Company Equityholders, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to Parent hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Blocker Owner and Company Equityholder, any amounts to be received by such Blocker Owner and Company Equityholder under this Agreement or any claim made by the Parent Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Blocker Owner and Company Equityholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Blocker Owner and Company Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Blocker Owners and Company Equityholders in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of each Blocker Owner and Company Equityholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. The Blocker Owners and the Company Equityholders shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Parent Parties shall be entitled to rely on any action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from each Blocker Owner or any Company Equityholder.
(b)Authorization. Notwithstanding Section 14.1(a), in the event that the Equityholder Representative is of the opinion that it requires further authorization or advice from the Blocker Owners, and Company Equityholders on any matters concerning this Agreement, the Equityholder Representative shall be entitled to seek such further authorization from the Equityholders prior to acting on their behalf. In such event, each Blocker Owner and Company Equityholder shall vote in accordance with the pro rata portion of the Aggregate Closing Consideration paid to such Blocker Owner and Company Equityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Blocker Owners and Company Equityholders and shall constitute the authorization of the Blocker Owners and Company Equityholders. The appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by any Blocker Owner and Company Equityholder in any manner or for any reason. This authority granted to the Equityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Cascade GP, LLC hereby accepts its appointment as the initial Equityholder Representative. Any decision, act, consent or instruction taken by the Equityholder Representative, on behalf of the Equityholders, pursuant to this Section 14.1(b) (each, an “Authorized Action”) shall be final, binding and conclusive on each Blocker Owner and Company Equityholder as fully as if such Person had taken such Authorized Action. The Parent Parties agree that the Equityholder Representative, as the Equityholder Representative, shall have no liability to any Parent Party for any Authorized Action.
(c)Resignation; Vacancies. The Equityholder Representative may resign from its position as Equityholder Representative at any time by written notice delivered to Parent and the Equityholders. If there is a vacancy at any time in the position of the Equityholder Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 14.1(b).
(d)No Liability. All acts on behalf of the Equityholder Representative hereunder in its capacity as such shall be deemed to be acts of the Blocker Owners and Company Equityholders and not of the Equityholder Representative individually. Without limiting Section 13.11, the Equityholder Representative shall not be liable to Parent, any Blocker Owner or Company Equityholder or any other Person in its capacity as the Equityholder Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement or any Ancillary Agreement; provided, subject to Section 14.1(e), the foregoing will not prevent liability to Parent for the Equityholder Representative’s willful breach of this Agreement. The Equityholder Representative shall not be liable to the Blocker Owners and Company Equityholders, in its capacity as the Equityholder Representative, for any liability of any Blocker Owner and Company Equityholder or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Equityholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Equityholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any Ancillary Agreement or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Equityholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of any Blocker Owner and Company Equityholder (if any). The Parent Parties shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Equityholder Representative as being the decision, action, consent or instruction of the Blocker Owners and Company Equityholders, and Parent and the Merger Subs shall be entitled to deal solely with the Equityholder Representative (and shall not be required to deal with any individual Blocker Owner or Company Equityholder, in its capacity as such) with respect to all matters in connection with this Agreement. The Parent Parties are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction of the Equityholder Representative.

(e)Indemnification; Expenses. Each Blocker Owner and Company Equityholder shall severally (based on each such Blocker Owner’s or Company Equityholder’s Allocable Percentage), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Equityholder Representative may use the Equityholder Representative Expense Amount to pay any fees, costs, expenses or other obligations incurred by the Equityholder Representative acting in its capacity as such. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Blocker Owners and Company Equityholders based on each such Blocker Owner’s and Company Equityholder’s Allocable Percentage. The Equityholder Representative may from time to time submit invoices to the Equityholders covering such expenses and liabilities, which shall be paid by the Blocker Owners and Company Equityholders promptly following the receipt thereof based on their respective Allocable Percentages. Upon the request of any Blocker Owner and Company Equityholder, the Equityholder Representative shall provide such Blocker Owner and Company Equityholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.
* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

JIH:

JUNIPER INDUSTRIAL HOLDINGS, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	Chief Executive Officer, Chief Financial Officer and Director

BLOCKER MERGER SUB 1:

JADE BLOCKER MERGER SUB 1, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 2:

JADE BLOCKER MERGER SUB 2, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 3:

JADE BLOCKER MERGER SUB 3, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

Signature Page to Business Combination Agreement

BLOCKER MERGER SUB 4:

JADE BLOCKER MERGER SUB 4, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

BLOCKER MERGER SUB 5:

JADE BLOCKER MERGER SUB 5, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President

JIH MERGER SUB:

JIH MERGER SUB, INC.

By:	/s/ Brian Cook
Name:	Brian Cook
Title:	President
Signature Page to Business Combination Agreement

BLOCKER 1:

CLEARLAKE CAPITAL PARTNERS IV (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 2:

CLEARLAKE CAPITAL PARTNERS IV (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 3:

CLEARLAKE CAPITAL PARTNERS V (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 4:

CLEARLAKE CAPITAL PARTNERS V (USTE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

BLOCKER 5:

CLEARLAKE CAPITAL PARTNERS V (OFFSHORE) (AIV-JUPITER) BLOCKER, INC.

By:	/s/ José E. Feliciano
Name:	José E. Feliciano
Title:	Manager

Signature Page to Business Combination Agreement

COMPANY:

JANUS MIDCO, LLC

By:	/s/ Ray Pierce Jackson, Jr.
Name: Ray Pierce Jackson, Jr.
Title: Chief Executive Officer and Secretary

JUPITER MANAGEMENT HOLDINGS, LLC

By: Janus Midco, LLC
Its: Manager

By:	/s/ Ray Pierce Jackson, Jr.
Name:	Ray Pierce Jackson, Jr.
Title:	Chief Executive Officer, President and Secretary

HOLDCO:

JANUS INTERMEDIATE HOLDCO, LLC

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Co-President

J.B.I., LLC:

By:	/s/ David B. Curtis
Name: David B. Curtis

EQUITYHOLDERS REPRESENTATIVE:

CASCADE GP, LLC

By: Clearlake Capital Partners IV GP, L.P.
Its: Sole Member

By:	/s/ Fred Ebrahemi
Name: Fred Ebrahemi
Title: Co-President and Secretary

CLEARLAKE CO-INVESTORS:

The Thomas D Koos Living Revocable Trust dated Feb 18, 2016
Signature Page to Business Combination Agreement

By:	/s/ Thomas D. Koos
Name: Thomas D. Koos
Title: Trustee
Signature Page to Business Combination Agreement

Annex B:
Janus 2021 Omnibus Incentive Plan
JANUS INTERNATIONAL GROUP, INC.
2021 OMNIBUS INCENTIVE PLAN
ARTICLE I
PURPOSE
The purpose of this Janus International Group, Inc. 2021 Omnibus Incentive Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash- and stock-based incentives to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1 “Affiliate” means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract, or otherwise.
2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under the Plan.
2.3 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be granted by, confirmed by, and subject to the terms of a written or electronic agreement executed by the Company and the Participant.
2.4 “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.
2.5 “Board” means the Board of Directors of the Company.
2.6 “Cash Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.7 “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter, or (b) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) misappropriation of any material funds or property of the Company or any of its Affiliates or a material misrepresentation of the Company’s or any of its Affiliate’s operating results, financial performance, or financial condition; (ii) willful failure to perform duties to the Company or any of its Affiliates; (iii) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; (iv) the commission of any other act involving gross negligence, willful misconduct, or material fiduciary breach to the material detriment of the Company or any of its Affiliates; (v) willful failure to perform duties as reasonably directed by the person to whom the Participant reports; (vi) any attempt to secure any improper personal profit in money or property in connection with the business of the Company or any of its Affiliates; (vii) the commission of any act or omission involving improper, unethical, or unlawful conduct or activities that would reasonably be expected to be materially damaging to the property, business, or reputation of the Company or any of its Affiliates, as determined by the Committee in its sole discretion; (viii) breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company or any of its Affiliates; (ix) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (x) any breach of any noncompetition, nonsolicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; provided that in the case of clauses (b)(ii) and (b)(iv), if such event or circumstance constituting Cause is not willful and is otherwise curable, the Participant will receive a written notice of such neglect or failure and an opportunity to cure within three business days.
2.8 “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:
(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);
(b) a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization, or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;
(c) during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
For purposes of this Section 2.8, acquisitions of securities of the Company by Clearlake Capital Group L.P., Clearlake Capital Partners IV, L.P., Clearlake Capital Partners IV (Offshore), L.P., Clearlake Capital Partners V,

L.P., Clearlake Capital Partners V (USTE), L.P., Clearlake Capital Partners V (Offshore), L.P., any of their respective Affiliates, or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with Clearlake Capital Group L.P. shall not constitute a Change in Control. In addition, notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.
2.10 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.
2.11 “Common Stock” means the common stock, $0.0001 par value per share, of the Company.
2.12 “Company” means Janus International Group, Inc., a Delaware corporation, and its successors by operation of law.
2.13 “Consultant” means any natural person who is an advisor or consultant to the Company or any of its Affiliates.
2.14 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.
2.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
2.16 “Effective Date” means the effective date of the Plan as defined in Article XV.
2.17 “Eligible Employees” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.
2.18 “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.20 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
2.21 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.
2.22 “Incentive Stock Option” means any Stock Option that is awarded to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any) under the Plan and that is intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.23 “Non-Employee Director” means a director or a member of the Board of the Company who is not an employee of the Company.
2.24 “Nonqualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.
2.25 “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares.
2.26 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.27 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.
2.28 “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
2.29 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.
2.30 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
2.31 “Plan” means this Janus International Group, Inc. 2021 Omnibus Incentive Plan, as amended from time to time.
2.32 “Qualified Member” means a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required to take the action at issue pursuant to such standards or rules.
2.33 “Reference Stock Option” has the meaning set forth in Section 7.1.
2.34 “Restricted Stock” means an Award of Shares under the Plan that is subject to restrictions under Article VIII.
2.35 “Restricted Stock Units” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
2.36 “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.37 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.38 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.
2.39 “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.40 “Shares” means shares of Common Stock.
2.41 “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII.
2.42 “Stock Option” or “Option” means any option to purchase Shares granted to Eligible Individuals granted pursuant to Article VI.
2.43 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.44 “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries, or its Parent.
2.45 “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.
ARTICLE III
ADMINISTRATION
3.1 Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under the Plan. In particular, the Committee shall have the authority to:
(a) determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;
(b) determine the number of Shares to be covered by each Award granted hereunder;
(c) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(d) determine the amount of cash to be covered by each Award granted hereunder;
(e) determine whether, to what extent, and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;
(f) determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;
(g) determine whether, to what extent, and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;
(h) modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, Performance Goals;
(i) determine whether a Stock Option is an Incentive Stock Option or Nonqualified Stock Option;

(j) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and
(k) modify, extend, or renew an Award, subject to Article XII and Section 6.3(l).
3.2 Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.
3.3 Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.
3.4 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the bylaws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by Applicable Law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the bylaws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.
3.5 Designation of Consultants/Liability; Delegation of Authority.
(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by Applicable Law) may grant authority to officers of the Company to grant Awards and/or execute agreements or other documents on behalf of the Committee.
(b) The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
(c) The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.6 Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the bylaws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
ARTICLE IV
SHARE LIMITATION
4.1 Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 15,125,000 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 15,125,000 Shares (subject to any increase or decrease pursuant to Section 4.3). The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the fiscal year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the fiscal year, shall not exceed a total value of $750,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes); provided that the Committee may make exceptions to such limitation so long as the Non-Employee Director receiving such additional compensation in excess of such limitation does not participate in the decision to award such additional compensation. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) Shares tendered in payment of an Option, (B) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (C) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (D) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.
4.2 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.
4.3 Adjustments.
(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the

Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.
(b) Subject to the provisions of Section 11.1:
(i) If the Company at any time subdivides (by any split, recapitalization, or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(ii) Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iii) If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iv) The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.
(v) Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.3.
ARTICLE V
ELIGIBILITY
5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Subsidiaries, or its Parents (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

ARTICLE VI
STOCK OPTIONS
6.1 Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Nonqualified Stock Option.
6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any). The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Nonqualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Nonqualified Stock Option.
6.3 Terms of Options. Options granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a) Exercise Price. The exercise price per Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant.
(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five years) after the date the Option is granted.
(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.
(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for by the Participant.
(e) Non-Transferability of Options. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Nonqualified Stock Option that is otherwise not transferable pursuant to this Section 6.3(e) is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Nonqualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Nonqualified Stock Option by a permissible transferee of a Nonqualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Nonqualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.
(g) Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of 90 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(h) Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.3(i) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of 30 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(i) Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (A) is for Cause or (B) is a voluntary Termination of Service (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.
(j) Unvested Stock Options. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.
(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Nonqualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(l) Modification, Extension, and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further, that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

(m) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Nonqualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Nonqualified Stock Option as of such date, with respect to which the Fair Market Value of the Shares underlying the Nonqualified Stock Option exceeds the exercise price of such Nonqualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1 Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“Free Standing Stock Appreciation Right”) or in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.
7.2 Terms of Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a) Exercise Price. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value at the time of grant, and provided, further, that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than the per share exercise price of the Reference Stock Option.
(b) Term. The term of each Free Standing Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of Shares covered by the Tandem Stock Appreciation Right to exceed the number of Shares remaining available and unexercised under the Reference Stock Option.
(c) Exercisability. Unless otherwise provided by the Committee, Free Standing Stock Appreciation Rights granted under the Plan shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in terms of any Award Agreement upon the occurrence of a specified event. A Tandem Stock Appreciation Right shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).
(d) Method of Exercise. Subject to whatever installment and waiting period provisions applied under Section 6.3(c), to the extent vested, a Free Standing Stock Appreciation Right may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by given written notice of exercise (which may be electronic) to the Company specifying the number of Stock Appreciation Rights being exercised. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.
(e) Payment. Upon the exercise of a Free Standing Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share on the date that the right is exercised over the Fair Market Value of one Share on the date that the right was awarded to the Participant. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share over the Stock Option exercise price per share specified in the Reference Stock Option Award Agreement multiplied by the number of Shares in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.
(f) Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of Shares to be issued under the Plan.
(g) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination of Service for any reason, Free Standing Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service on the same basis as Stock Options would be exercisable following a Participant’s Termination of Service in accordance with the provisions of Sections 6.3(f) through 6.3(j).
(h) Non-Transferability. Free Standing Stock Appreciation Rights shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Tandem Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 6.3(e) of the Plan.
(i) Modification, Extension, and Renewal of Stock Appreciation Rights. The Committee may (i) modify, extend, or renew outstanding Stock Appreciation Rights granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further, that such action does not subject the Stock Appreciation Rights to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Appreciation Rights (to the extent not theretofore exercised) and authorize the granting of new Stock Appreciation Rights in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof nor may a new Stock Appreciation Right at a lower price be substituted for a surrendered Stock Appreciation Right (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.
(j) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VIII
RESTRICTED STOCK; RESTRICTED STOCK UNITS
8.1 Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan, including any vesting or forfeiture conditions during the applicable restriction period. The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion.
8.2 Awards and Certificates. Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a) Restricted Stock:

(i) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.
(ii) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(iii) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
(iv) Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the shares of Restricted Stock.
(v) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.
(b) Restricted Stock Units:
(i) Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.
(ii) Right as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.
(iii) Dividend Equivalents. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
8.3 Restrictions and Conditions.
(a) Restriction Period. (i) The Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award or Restricted Stock Unit and/or waive the deferral limitations for all or any part of any Award.
(ii) If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.
(b) Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
ARTICLE IX
PERFORMANCE AWARDS
9.1 Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.
ARTICLE X
OTHER STOCK-BASED AND CASH AWARDS
10.1 Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals to whom, and the time or times at which, such Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.
10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Shares subject to Awards made under this Article X may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.
(b) Dividends. Unless otherwise determined by the Committee at the time of the grant of an Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award.
(c) Vesting. Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee in its sole discretion.

(d) Price. Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded under this Article X shall be priced as determined by the Committee in its sole discretion.
10.3 Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
ARTICLE XI
CHANGE IN CONTROL PROVISIONS
11.1 Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:
(a) Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution.
(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Fair Market Value of the Shares covered by such Awards as of the time of such Change in Control, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds such Fair Market Value, such Award may be cancelled for no consideration.
(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.
(d) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an Award at any time.
ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under the Plan (except by operation of Article IV); (ii) change the classification of individuals eligible to receive Awards under the Plan; (iii) reduce the exercise price of any Stock Option or Stock Appreciation Right; (iv) grant a new Stock Option, Stock Appreciation Right, or other Award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (v) exchange any Stock Option or Stock

Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (vi) take any other action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.
ARTICLE XIII
UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.
ARTICLE XIV
GENERAL PROVISIONS
14.1 Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.
14.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
14.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant, or Non-Employee Director any right with respect to continuance of employment, consultancy, or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.
14.4 Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.
14.5 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.
14.6 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.
14.7 Clawback Provisions. All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy, including any clawback policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.
14.8 Listing and Other Conditions.
(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.
(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c) Upon termination of any period of suspension under this Section 14.8, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d) A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval the Company deems necessary or appropriate.
14.9 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
14.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
14.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Shares pursuant to Awards hereunder.
14.13 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
14.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.15 Section 16(b) of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
14.16 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.
14.17 Section 409A of the Code. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.
14.18 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.
14.19 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
14.20 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
ARTICLE XV
EFFECTIVE DATE OF PLAN
The Plan shall become effective on [●], 2021, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.
ARTICLE XVI
TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the 10th anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such 10th anniversary may extend beyond that date.